EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER
by and among
Grubb & Ellis Company,
B/C Corporate Holdings, Inc.
and
NNN Realty Advisors, Inc.
Dated as of May 22, 2007

Page

Section 9.9	Counterparts; Facsimile or Electronic Signatures	60
Section 9.10	Third-Party Beneficiaries	60
Section 9.11	Severability	60

ANNEXES
Annex A	Accelerated Restricted Stock
EXHIBITS
Exhibit A	Form of Company Voting Agreements
Exhibit B	Form of Parent Voting Agreement
Exhibit C	Escrow Agreement
Exhibit D	Exhibit D Form of Merger Sub Certificate of Incorporation
Exhibit E	Exhibit E Form of Merger Sub By-Laws
Exhibit F	License Agreement

SCHEDULES
Schedule 2.5
Schedule 2.6
Schedule 2.7
Schedule 4.13
Schedule 6.25
Company Disclosure Letter
Parent Disclosure Letter

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into and effective as of May 22, 2007 by and among Grubb & Ellis Company, a Delaware corporation (“Parent”), B/C Corporate Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and NNN Realty Advisors, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to such terms in Article I.

RECITALS

WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement, whereby, among other things, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain holders (collectively, the “Principal Company Stockholders”) of issued and outstanding Company Common Stock are entering into agreements with Parent in the form annexed hereto as Exhibit A (the “Company Voting Agreements”) pursuant to which, among other things, the Principal Company Stockholders will agree to vote all of their Company Common Stock in favor of adopting this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain holders (collectively, the “Principal Parent Stockholders”) of issued and outstanding shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) are entering into agreements with the Company in the form annexed hereto as Exhibit B (the “Parent Voting Agreements”) pursuant to which, among other things, the Principal Parent Stockholders will agree to vote all of their Parent Common Stock in favor of the issuance of Parent Common Stock pursuant to this Agreement, electing the New Board and approving the Parent Certificate of Incorporation of Amendment; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1:

“Action” means any action, cause of action, claim, prosecution, investigation, suit, litigation, complaint, grievance, arbitration, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding, whether civil, criminal or administrative, at Law or in equity, by or before any Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, as the same may be amended or supplemented and all schedules delivered concurrently herewith, including, but not limited to, the Company Disclosure Letter and Parent Disclosure Letter.

“Business Day” means any day, other than a Saturday, Sunday or a day on which the banks or national securities exchanges located in New York, New York shall be authorized or required by Law to close.

“Company Confidentiality Agreement” means that certain letter agreement between the Company and Parent dated April 20, 2007.

“Company Credit Agreement” means the Syndicated Credit Facility Loan Agreement, dated as of February 20, 2007, by and among NNN Realty Advisors, Inc., Triple Net Properties, LLC, Triple Net Properties Realty, Inc., the lenders named therein and LaSalle Bank National Association, as agent, and the financial institutions that may from time to time become a party thereto, and any amendments, supplements or modifications thereto not prohibited by Section 6.1.

“Company Disclosure Letter” means the disclosure letter of the Company referred to in Article IV.

“Company Material Adverse Effect” means any effect, development, change, event or circumstance that, individually or in the aggregate with all other changes, effects, developments, events and circumstances, has, or reasonably could have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its Subsidiaries, taken as a whole, other than any change, event or circumstance arising out of: (i) general economic, legal, regulatory or political conditions in the United States of America; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate (provided, that the impact on the Company and its Subsidiaries taken as a whole is not materially disproportionate to the impact on other similarly situated entities); (iii) the announcement or pendency of the Merger or the entry into this Agreement or any agreement contemplated hereunder and the consummation of the transactions contemplated hereby including, but not limited to, the impact thereof on or with respect to its relationship, contractual or otherwise, with the Company’s or any of its Subsidiaries’ clients, affiliates, licensors, independent contractors, employees (other than the termination or resignation of Mr. Scott D. Peters), agents or representatives; (iv) the Company’s performance of its obligations under this Agreement and compliance with the covenants set forth herein; (v) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage (provided, that the impact on the Company is not materially disproportionate to the impact on other similarly situated entities); or (vi) compliance with the requirements of changes in Law or GAAP or any interpretation thereof.

“Company Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock or other stock-based compensation, deferred compensation, medical, life insurance, disability, fringe benefit, supplemental executive retirement, severance or other benefit plans, programs, policies, practices, trusts or arrangements, and all material employment, termination, severance, change in control, compensation or other Contracts or agreements, to which the Company or any of its ERISA Affiliates is a party, or which are sponsored, maintained or contributed to by the Company or any of its ERISA Affiliates and any material Contracts, arrangements or agreements between the Company or any of its ERISA Affiliates and any current or former employee, director or consultant of the Company or of any of its Subsidiaries, including any Contracts, arrangements or agreements relating to a change in control of the Company; provided, however, that the term “Company Plans” shall exclude any plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Company Stock Plan” means the NNN Realty Advisors, Inc. 2006 Long Term Incentive Plan.

“Competing Proposal” means with respect to the Company or the Parent any inquiry, proposal or offer from any Third Party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of such Person) of the assets (including capital stock of such

Person’s Subsidiaries) of such Person and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of the voting securities of the Company; (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the outstanding shares of the voting securities of such Person; or (iii) any merger, consolidation, business combination, share exchange or similar transaction involving such Person pursuant to which any Third Party would own, directly or indirectly, 20% or more of any class of equity securities of such Person or of the surviving entity in a merger or the resulting direct or indirect parent of such Person or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

“Contract” means any contract, agreement, arrangement, authorization, obligation, plan, understanding, commitment, lease, purchase order, license, mortgage, indenture, note, bond, concession agreement, franchise agreement or other instrument in each case (whether written or oral), including all amendments thereto to which any Person is a party or that is binding on any Person or its capital stock, its assets or business.

“Copyrights” means all rights in works of authorship or creation, wherever existing worldwide, including, but not limited to, documents, compilations, data, code, computer programs, software, mask works, schematics, flow charts, databases, pamphlets, instructional materials, notes, designs, drawings and all derivative compilations thereof, and all registrations and applications to register the same.

“Encumbrance” means any conditional sale agreement, default of title, easement, encroachment, lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title, adverse claim, title retention agreement or other security arrangement of any nature or kind, or other encumbrance or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, except for any restrictions arising under any applicable securities Laws.

“Environment” means ambient air, indoor air, surface water, groundwater and surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Law” means any and all Laws relating to pollution or protection of human health or the Environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material, including, without limitation, (A) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq. (“CERCLA”) and the Occupational Safety and Health Act; (B) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq., (“RCRA”); (C) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (D) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (E) the Federal Water Pollution Control Act (33 U.S.C. I 1251 et seq.); (F) the Toxic Substances Control Act (15 U.S.C. I 2601 et seq.); (G) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (H) the Safe Drinking Water Act (41 U.S.C. I 300f et seq.); (I) any state, county, municipal or local Laws similar or analogous to the federal Laws listed in parts (A)-(H) of this subparagraph; (J) any amendments to the Laws listed in parts (A)-(I) of this subparagraph; (K) any Laws or orders adopted pursuant to or implementing the Laws listed in parts (A)-(J) of this subparagraph; and (L) any other Law or order in effect relating to environmental protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Affiliate” means any entity which together with any Person would be deemed a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means any domestic or foreign, transnational, national, federal, state, county, municipal or local government, or any other domestic or foreign governmental, regulatory or administrative authority, or any agency, board, department, commission, court, tribunal or instrumentality thereof.

“Hazardous Materials” means any pollutant, contaminant, waste, chemical, compound, substance or material, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, any petroleum or petroleum product or by-product and any constituents thereof, urea formaldehyde insulation, mold, lead in paint or drinking water, radon, polychlorinated biphenyls (PCBs), or asbestos or asbestos-containing material, defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication: (i) (A) indebtedness for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all letters of credit issued for the account of such Person; (D) all obligations of the Person for the deferred purchase price of property or services; (E) all obligations of the Person as lessee under leases that have been or should be, in accordance with GAAP, classified as capital leases; (F) all obligations of the Person as lessee under any lease (including leases that may be terminated by lessee at any time) of any property (whether real, personal or mixed) that is not a capital lease in accordance with GAAP but in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes; and (ii) indebtedness for borrowed money of any other Person guaranteed, directly or indirectly, in any manner by such Person; provided, however, that Indebtedness shall not be deemed to include (A) any accounts payable or trade payables incurred in the ordinary course of business of such Person, or (B) any intercompany indebtedness between any Person and any direct or indirect wholly owned Subsidiary of such Person or between any direct or indirect wholly owned Subsidiaries of such Person.

“Intellectual Property” means all Trademarks, Patents, Copyrights, Trade Secrets, service marks, service mark rights, computer programs, and any other proprietary intellectual property rights, wherever existing worldwide.

“Judgment” means any applicable administrative decision or award, injunction, quasi-judicial decision or award, ruling, writ, judgment, order or decree of any Governmental Entity.

“Labor Laws” means any applicable Law relating to employment standards, employee rights, health and safety, labor relations, workplace safety and insurance and/or pay equity.

“Law” means any applicable statute, code, rule, regulation, ordinance, Judgment, law (including common law) or other pronouncement of any Governmental Entity having the effect of law.

“NYSE” means the New York Stock Exchange.

“Parent Confidentiality Agreement” means that certain letter agreement between Parent and Company dated February 21, 2007.

“Parent Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 14, 2006, by and among Parent, as borrower, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent and as syndication agent, the financial institutions identified therein as lenders, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, as amended by each of that certain First Letter Amendment dated as of June 16, 2006, and that certain Second Letter Amendment dated as of February 16, 2007, and any amendments, supplements or modifications thereto not prohibited by Section 6.2.

“Parent Disclosure Letter” means the disclosure letter of Parent referred to in Article V.

“Parent Material Adverse Effect” means any effect, development, change, event or circumstance that, individually or in the aggregate with all other changes, effects, developments, events and circumstances, has, or reasonably could have, a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of Parent and its Subsidiaries, taken as a whole, other than any change, event or circumstance arising out of: (i) general economic, legal, regulatory or political conditions in the United States of America; (ii) conditions generally affecting the industries in which Parent and its Subsidiaries operate (provided, that the impact on Parent and its Subsidiaries taken as a whole is not materially disproportionate to the impact on other similarly situated entities); (iii) the announcement or pendency of the Merger or the entry into this Agreement or any agreement contemplated hereunder and the consummation of the transactions contemplated hereby including, but not limited to, the impact thereof on or with respect to its relationship, contractual or otherwise, with Parent or any of its Subsidiaries’ clients, affiliates, licensors, independent contractors, employees, agents or representatives; (iv) Parent’s performance of its obligations under this Agreement and compliance with the covenants set forth herein; (v) any decrease in the market price of Parent Common Stock in and of itself (but not any change, event or circumstance that may be underlying such decrease to the extent that such change, event or circumstance would otherwise constitute a Parent Material Adverse Effect); (vi) any change in the securities markets generally (provided, that the impact on Parent is not materially disproportionate to the impact on other similarly situated entities); (vii) the commencement or escalation of a war or armed hostilities or the occurrence of acts of terrorism or sabotage (provided, that the impact on Parent is not materially disproportionate to the impact on other similarly situated entities); or (viii) compliance with the requirements of changes in Law or GAAP or any interpretation thereof.

“Parent Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, incentive, stock option, stock purchase, restricted stock, phantom stock or other stock-based compensation, deferred compensation, medical, life insurance, disability, fringe benefit, supplemental executive retirement, severance or other benefit plans, programs, policies, practices, trusts or arrangements, and all material employment, termination, severance, change in control, compensation or other Contracts or agreements, to which Parent or any of its ERISA Affiliates is a party, or which are sponsored, maintained or contributed to by Parent or any of its ERISA Affiliates and any material Contracts, arrangements or agreements between Parent or any of its ERISA Affiliates and any current or former employee, director or consultant of Parent or of any of its Subsidiaries, including any Contracts, arrangements or agreements relating to a change in control of Parent; provided, however, that the term “Parent Plans” shall exclude any plan that is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Parent SEC Reports” means all forms, proxy statements, registration statements, reports, schedules and other documents filed, or required to be filed, by Parent with the SEC since July 1, 2004.

“Parent Stock Plans” means each of Parent’s 1990 Amended and Restated Stock Option Plan, 1993 Stock Option Plan for Outside Directors, 1998 Stock Option Plan, 2000 Stock Option Plan and 2006 Omnibus Equity Plan.

“Patents” means all patents, patent rights and patent applications, including divisions, continuations, continuations-in-part, reissues, re-examinations, and all extensions thereof, issued or pending worldwide.

“Permits” means, collectively, all applicable consents, approvals, permits, orders, authorizations, licenses and registrations from Governmental Entities.

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business and not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Encumbrances for Taxes, utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iii) matters of record or registered Encumbrances affecting title to any owned or leased real property of a Person and its Subsidiaries; (iv) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased Parent Real Property in the case of the Parent and its Subsidiaries or the Company Real Property in the case of the Company and its Subsidiaries affected thereby as currently used in the business of such Person and its Subsidiaries; (v) Encumbrances of landlords or lessors or tenants under leases or rental agreements for amounts not yet due and payable; (vi) Encumbrances arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business generally consistent with past practice; (vii) minor defects, irregularities or imperfections of title and other Encumbrances which, individually or in the aggregate, do not materially impair the continued use (in a manner generally consistent with current use in the business of the Person and its Subsidiaries) of the asset or property to which they relate; and (viii) (A) with respect to the Company and its Subsidiaries, Encumbrances arising under the Company Credit Agreement or set forth in Section 1.1 on the Company Disclosure Letter and (B) with respect to Parent and its Subsidiaries, Encumbrances arising under the Parent Credit Agreement or as set forth in Section 1.1 on Parent Disclosure Letter.

“Person” means an association, a corporation, an individual, a partnership, a limited partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into or through the Environment or into or out of any real property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means the directors, officers, employees, agents, investment bankers, attorneys, accountants and advisors of either Parent and Merger Sub, on the one hand, or the Company, on the other hand, as the context requires.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which (A) securities or other ownership interests representing more than 50% of the equity or (B) more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests and, in the case of a limited liability company, more than 50% of the managing member, as of such date, are owned, controlled or held by the applicable Person or one or more Subsidiaries of such Person. For purposes of this definition, a Subsidiary of the Company shall not include (i) any tenant in common program for which a Subsidiary of the Company serves as a managing member unless any such tenant in common program is, or should be, consolidated in the Company’s or any of its Subsidiaries’ financial statements in accordance with GAAP or (ii) any advisor or managing member or general partner of a REIT limited partnership or limited liability company unless any such advisor, managing member or general partner is or should be consolidated in the Company’s or any of its Subsidiaries’ financial statements in accordance with GAAP.

“Superior Proposal” means with respect to the Company or the Parent any bona fide Competing Proposal (provided that the applicable percentages in the definition of “Competing Proposal” shall be in excess of 50% as opposed to 20%) which such Person’s Board of Directors determines in good faith (after consultation with its financial advisors and outside counsel) is on terms that are more favorable to the holders of its common stock (other than Parent, Merger Sub and their Affiliates in the case of a Competing Proposal with respect to the Company and other than the Company and its Affiliates in the case of a Competing Proposal in respect of the Parent) than the Merger, after taking into account all relevant factors, including, but not limited to, financial terms (including any financing commitments), the conditions to the consummation thereof, the likelihood of such Competing Proposal being consummated and all other aspects of such Competing Proposal and of this Agreement.

“Tax” means any foreign, federal, state or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, estimated, employment, payroll, severance or withholding tax or other tax, duty, fee, impost, levy, assessment or charge imposed by any taxing authority, and any interest or penalties and other additions to tax related thereto.

“Tax Returns” means any return, report, declaration, information return or other document required to be filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Trade Secrets” means all proprietary information, confidential information, formulas, processes, data, know-how, devices or compilations of information improvements, discoveries and technical developments, wherever existing worldwide, including, but not limited to, all new and useful processes, techniques, machines, manufacturers and compositions of matter, including improvements thereto or derivatives therefrom protectable under trade secret laws.

“Trademarks” means all trademarks, trademark rights, trade names, trade name rights, service marks, brands, brand names, logos, trade dress and business names, wherever existing worldwide, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing and registrations of Internet domain names.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, stamp, documentary or similar taxes together with any interest or other additions to tax related thereto.

Section 1.2  Additional Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in the identified Section:

Term	Section

Adverse Recommendation Change	6.3(d)
Aggregated Adjusted Options	3.3(a)
Aggregate Share Merger Consideration	3.1(c)
Certificate of Merger	2.3
Claim	6.7(b)
Closing	2.2
Closing Date	2.2
Code	3.2(f)
Company	Preamble
Company Common Stock	Recitals
Company Contracts	4.12(a)
Company Insiders	3.3(g)
Company Leases	4.4(b)

Term	Section

Company Multiemployer Plans	4.10(a)(ii)
Company Owned Real Property	4.4(a)
Company Real Property	4.4(c)
Company Restricted Stock	3.3(c)
Company Stock Option	3.3(a)(i)
Company Stockholder Approval	4.2(a)(ii)
Company Stockholders Meeting	6.4(a)
Company Tenant Lease	4.4(b)
Company Voting Agreements	Recitals
Continuing Employees	6.12(a)
Deposit	8.2
DGCL	2.1
DGCL Modifications	6.3
D&O Indemnitees	6.7(a)
Dissenting Shares	3.1(d)
Dissenters’ Rights Statute	3.1(d)
Effective Time	2.3
Escrow Agent	8.2
Escrow Agreement	8.2
Exchange Agent	3.2(a)
Form S-4	6.10
IRS	5.10(a)(iii)
Joint Proxy Statement	6.10
License Agreement	6.24
Merger	Recitals
Merger Sub	Preamble
New Board	2.6
Notice of Adverse Change	6.3(e)
Notice of Proposal	6.3(c)
Notice of Superior Proposal	6.3(e)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Certificate of Incorporation Amendment	5.2(a)(i)
Parent Common Stock	Recitals
Parent Contracts	5.12(a)
Parent Leases	5.4(b)
Parent Multiemployer Plans	5.10(a)(ii)
Parent Owned Real Property	5.4(a)
Parent Real Property	5.4(c)
Parent Restricted Stock	3.3(c)
Parent Stockholder Approval	5.2(a)(ii)
Parent Stockholders Meeting	6.4(b)

Term	Section

Parent Tenant Lease	5.4(b)
Parent Voting Agreements	Recitals
Payoff Letters	6.15
Per Share Merger Consideration	3.1(c)
Permanent Restraint	8.1(b)(v)
Principal Company Stockholders	Recitals
Principal Parent Stockholders	Recitals
Proxy Statement	6.10
Registration Statement	6.23
REITs	4.26
Reorganization	6.5
Restraints	7.1(d)
Surviving Corporation	2.1
TIC Interests	4.26

ARTICLE II

THE MERGER

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger and shall become a wholly owned Subsidiary of Parent (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Merger otherwise shall have the effects set forth in Section 3.1 and in the DGCL.

Section 2.2  The Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. (New York Time) on a date to be specified by the parties which shall be no later than the second Business Day after satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, unless another date or place is agreed to in writing by the parties hereto. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3  Effective Time.  Subject to the provisions of this Agreement, on the Closing Date or as soon as practicable thereafter, the Company shall file the certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order for the Merger to become effective. The Merger shall become effective at such time as the Certificate of Merger is accepted by the Secretary of State of Delaware or at such later date and/or time as Parent, Merger Sub and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective, being referred to herein as the “Effective Time”).

Section 2.4  Certificate of Incorporation and By-Laws.  At the Effective Time,

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time in the form attached hereto as Exhibit D, provided that such Certificate of Incorporation shall be amended to reflect that the name of the Surviving Corporation shall be “NNN Realty Advisors, Inc.” and

(b) the By-Laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation in the form attached hereto as Exhibit E until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation, such By-Laws or applicable Law provided that such By-Laws shall be amended to reflect that the name of the Surviving Corporation shall be “NNN Realty Advisors, Inc.”.

Section 2.5  Directors and Officers of Surviving Corporation.  At the Effective Time, the initial directors of the Surviving Corporation shall be the persons designated on Schedule 2.5 hereto, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until such director’s death, resignation or removal or until such director’s successor is duly elected and qualified, as the case may be. At the Effective Time, the initial officers of the Surviving Corporation shall be the persons designated on Schedule 2.5 hereto, each of such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until such officer’s death, resignation or removal or until such officer’s successor is duly elected and qualified, as the case may be.

Section 2.6  Directors and Officers of Parent.  The parties will take all action necessary such that as of the Effective Time (i) the Board of Directors of Parent shall consist of 9 members, (ii) the Board of Directors of Parent shall be classified and comprise three (3) classes of directors with such respective terms set forth on Schedule 2.6; and (iii) the composition of the Board of Directors of Parent shall be determined in accordance with Schedule 2.6 hereto (the “New Board”). The parties shall take such actions as are necessary to structure the Board of Directors of Parent and each committee thereof to satisfy applicable NYSE and SEC regulations. At the Effective Time, the initial officers of Parent shall be the persons designated on Schedule 2.6 hereto each such officer’s compensation to be on the terms set forth on Schedule 2.6, each of such officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until such officer’s death, resignation or removal or until such officer’s successor is duly elected and qualified, as the case may be.

Section 2.7  Rule 145.  All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company set forth on Schedule 2.7 will be subject to certain resale restrictions under Rule 145 under the Securities Act. The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing the list of affiliates included on Schedule 2.7. The Company will use its reasonable best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each such affiliate an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provisions of Rule 145 promulgated under the Securities Act. Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received pursuant to the Merger by any such affiliate and there will be placed on the certificates representing such Parent Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (a) in conformity with Rule 145 or (b) in accordance with a written opinion of counsel, reasonably acceptable to Parent in form or substance, that such transfer is exempt from registration under the Securities Act.

ARTICLE III

EFFECT OF THE MERGER

Section 3.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

(a) Common Stock of Merger Sub.  Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock.  Each share of Company Common Stock owned by the Company, any Subsidiary of the Company, Parent or any Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist and no payment shall be made with respect thereto.

(c) Conversion of Company Common Stock.  Except as otherwise provided in Sections 3.1(d) and 3.1(e), other than shares to be canceled in accordance with Section 3.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, that fraction (expressed as a decimal) of a share of Parent Common Stock that is equal to the Per Share Merger Consideration. For the purposes of this Agreement, “Per Share Merger Consideration” means 0.88 of a validly issued, fully paid and nonassessable share of Parent Common Stock for every one (1) share of Company Common Stock issued and outstanding immediately prior to the Effective Time subject to the proviso at the end of the immediately following sentence, and subject to adjustment only in accordance with Section 3.5. The “Aggregate Share Merger Consideration” shall equal the aggregate number of shares of Parent Common Stock to be issued (i) for Company Common Stock issued and outstanding immediately prior to the Effective Time and (ii) for restricted shares of Company Common Stock in accordance with Section 3.3, provided, however, that in no event shall the Aggregate Share Merger Consideration exceed more than 38,533,094 shares of Parent Common Stock. At the Effective Time, all shares of Company Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall automatically be canceled, cease to exist and no longer be outstanding, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration and a check for any cash in lieu of fractional shares of Parent Common Stock upon the surrender of such certificate in accordance with Section 3.2(b) and in each case without interest.

(d) Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (the “Dissenters’ Rights Statute”) who did not vote in favor of the Merger or consent thereto in writing and who complies in all other respects with the Dissenters’ Rights Statute (such shares, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 3.1(c), but the holders of Dissenting Shares shall instead be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the Dissenters’ Rights Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall validly waive, withdraw or lose the right to receive payment of the fair value of such Dissenting Shares under the Dissenters’ Rights Statute, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and to have become exchangeable solely for, the right to receive the Per Share Merger Consideration, without interest, as provided in Section 3.1(c). At the Effective Time, all Dissenting Shares shall automatically be canceled, cease to exist and no longer be outstanding, and each holder of a certificate that immediately prior to the Effective Time represented any Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive either payment of the fair value of such Dissenting Shares in accordance with the Dissenters’ Rights Statute or the Per Share Merger Consideration, as the case may be, upon the surrender of such certificate in accordance with Section 3.2(b). The Company shall give prompt notice to Parent of any written demands and any other instruments served pursuant to the Dissenters’ Rights Statute received by the Company relating to rights of appraisal under the Dissenters’ Rights Statute, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands or agree to do any of the foregoing. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the Dissenters’ Rights Statute shall receive payment therefor from the Surviving Corporation in accordance with the Dissenters’ Rights Statute.

(e) No fractional shares of Parent Common Stock shall be issued in the Merger, and fractional share interests of Parent Common Stock shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 3.1(e), the fractional shares of Parent Common Stock of a single record holder shall be determined after aggregating all certificates and shares of such holder and calculations shall be rounded to five decimal places. Each holder who would otherwise be entitled to receive fractional shares of Parent Common Stock but for this Section 3.1(e) shall be entitled to receive, in lieu thereof, an amount in cash equal to the product of (i) the number of such fractional shares of Parent Common Stock held by such holder and (ii) the closing price of Parent Common Stock on the NYSE on the trading day immediately prior to the Closing Date.

Section 3.2  Payment to Company Stockholders.

(a) The Company shall appoint Computershare Investor Services L.L.C. to be the Company’s exchange agent (the “Exchange Agent”) for the purpose of exchanging the Per Share Merger Consideration for certificates formerly representing Company Common Stock. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent Parent Common Stock in an amount equal to the Aggregate Share Merger Consideration to be paid in respect of all shares of Company Common Stock outstanding immediately prior to the Merger and authorize the Exchange Agent to deliver shares of Parent Common Stock upon the exchange of certificates formerly representing Company Common Stock therefor. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of Company Common Stock immediately prior to the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates formerly representing Company Common Stock to the Exchange Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a certificate formerly representing Company Common Stock, together with a properly completed letter of transmittal, the Per Share Merger Consideration without interest, payable for each share of Company Common Stock formerly represented by such certificate. Until so surrendered or transferred, as the case may be, each such certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration.

(c) If any portion of the applicable Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered certificate formerly representing Company Common Stock is registered, it shall be a condition to such payment that (i) either such certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock or of certificates formerly representing shares of Company Common Stock. Subject to the limitation set forth in Section 3.2(e), if, after the Effective Time, certificates formerly representing Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 3.2.

(e) Any portion of the Aggregate Share Merger Consideration deposited with the Exchange Agent pursuant to Section 3.2(a) that remains unclaimed by the holders of Company Common Stock on the first anniversary of the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged certificates formerly representing Company Common Stock for the Per Share Merger Consideration in accordance with this Section 3.2 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Per Share Merger Consideration in respect of such certificates formerly representing Company Common Stock. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Exchange Agent shall not be liable to any holder of certificates formerly representing Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any certificates formerly representing Company Common Stock have not been surrendered prior to the date on which any Per Share Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 3.2(g) in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, any Per Share Merger Consideration, dividends or distributions in respect of such certificate shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f) Parent, the Surviving Corporation and/or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Surviving Corporation and/or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

(g) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof until the surrender of such certificate in accordance with this Article III. Subject to applicable Law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender, and a payment date subsequent to such surrender, payable with respect to such whole shares of Parent Common Stock.

Section 3.3  Treatment of Options and Restricted Stock.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock then outstanding under the Company Stock Plan, or any other stock option or compensation plan, arrangement or agreement of the Company (a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to purchase shares of Company Common Stock and shall be converted into an option (an “Adjusted Option”) to purchase, on the same terms and conditions as applied to each such Company Stock Option immediately prior to the Effective Time (including, without limitation, the same vesting conditions), the number of whole shares of Parent Common Stock that is equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Per Share Merger Consideration (rounded to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole penny) equal to the exercise price for each such share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time divided by the Per Share Merger Consideration; provided that in no event shall the number of shares of Parent Common Stock subject to such Adjusted Options exceed 717,024 (the “Aggregate Adjusted Options”), and, provided, further, that the exercise price and the number of shares of Parent Common Stock subject to such Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Prior to the Effective Time, Parent shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Parent Common Stock to provide for the satisfaction of its obligations, if any, with respect to the Adjusted Options. As soon as practicable following the Effective Time,

Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Adjusted Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such Adjusted Options remain outstanding.

(c) At the Effective Time, any restrictions on transfer and/or forfeiture with respect to Company Common Stock issued and outstanding on the date immediately preceding the date hereof that is held by the individuals listed on Annex A hereto in such amounts set forth next to such person’s name and that is restricted under the Company Stock Plan or any other stock or compensation plan, agreement or arrangement of the Company shall, with no further action on the part of the Company or the holder thereof, terminate or lapse; and such shares of Company Common Stock thereon shall fully vest and be automatically converted into the right to receive the Per Share Merger Consideration on terms and conditions set forth in Section 3.2;

(d) If any shares of Company Common Stock are issued on or after the date hereof, and such shares are outstanding immediately prior to the Effective Time and are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with the Company (and/or any Subsidiary of the Company), under the terms of any agreement with the Company (and/or any Subsidiary of the Company ), that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then with respect to such shares of Company Common Stock (“Company Restricted Stock”), the shares of Parent Common Stock issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time (“Parent Restricted Stock”), and the certificates representing such shares of Parent Restricted Stock may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions.

(e) If any shares of Parent Common Stock are outstanding immediately prior to the Effective Time and are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased upon any termination of the stockholders’ employment, directorship or other relationship with the Parent (and/or any Subsidiary of Parent), under the terms of any agreement with Parent (and/or any Subsidiary of Parent), that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then with respect to such shares of Parent Common Stock, such shares will continue to be unvested and subject to the same repurchase options, risks of forfeiture or other conditions following the Effective Time.

(f) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Stock Options immediately prior to the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the agreements formerly representing the right to purchase Company Common Stock pursuant to exercise of a Company Stock Option to the Exchange Agent) for use in such exchange for Adjusted Options.

(g) As of the Effective Time, Parent shall assume the obligations and succeed to the rights of the Company under the Company Stock Plan with respect to the Adjusted Options and the Parent Restricted Stock. All contractual restrictions or limitations on transfer with respect to the Company Stock Options and the Company Restricted Stock, to the extent that such restrictions shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in the Company Stock Plan or contact or agreement with the Company, shall remain in full force and effect with respect to the Adjusted Options and the Parent Restricted Stock from and after the Merger.

(h) Upon the lapsing of restrictions on shares of Parent Restricted Stock, Parent and/or the Exchange Agent shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld with respect to such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent and/or the Exchange Agent such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the party in respect of which such deduction and withholding was made.

(i) The compensation committee of Parent shall adopt a resolution in advance of the Effective Time providing that the receipt by Company Insiders (as defined below) of Parent Common Stock or other equity securities of Parent pursuant to the Merger or other transactions contemplated by this Agreement is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 3.3(i), “Company Insiders” means those officers and directors of the Company who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Parent in conjunction with the Merger.

Section 3.4  Lost Certificates.  If any certificate formerly representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed certificate, the Per Share Merger Consideration to be paid in respect of Company Common Stock represented by such certificate, as contemplated by this Article III.

Section 3.5  Adjustments.

(a) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Stock shall occur (other than pursuant to the exercise of stock options or warrants or upon the vesting of restricted securities, in each case, that are outstanding on the date hereof and pursuant to their terms in existence on the date hereof) by reason of any reclassification, recapitalization, stock split or reverse stock split of Company Common Stock, or stock dividend thereon with a record date during such period, the Per Share Merger Consideration shall be appropriately adjusted.

(b) If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Parent Common Stock shall occur (other than pursuant to the exercise of stock options or warrants or upon the vesting of restricted securities, in each case, that are outstanding on the date hereof and pursuant to their terms in existence on the date hereof) by reason of any reclassification, recapitalization, stock split or reverse stock split of Parent Common Stock, or stock dividend thereon with a record date during such period, the Per Share Merger Consideration shall be appropriately adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In connection with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub the Company Disclosure Letter, with numbering corresponding to the Sections or subsections of this Article IV (or other relevant Sections or subsections). Any exception, qualification or limitation described in any provision, section or subsection of the Company Disclosure Letter with respect to a particular representation or warranty in this Article IV shall be deemed to be an exception, qualification or limitation with respect to any other representation or warranty contained in this Article IV to the extent that its relationship thereto is reasonably apparent on its face. Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1  Corporate Status.  Each of the Company and its Subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its governing jurisdiction and each has all requisite corporate or other power and authority to (a) carry on its business as it is now being conducted, (b) to own or use the properties and assets that it purports to own and use, (c) perform its obligations under all Company Contracts and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the Certificate of Incorporation of the Company and the By-Laws of the Company, which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. The Company has made available to Parent complete and correct copies of (i) the minutes of its most recent meeting of stockholders and (ii) the minutes of the meetings of the Board of Directors of the Company for the immediately preceding twelve (12) month period, other than those minutes relating to the transactions contemplated by this Agreement or any alternatives thereto considered by the Board of Directors of the Company or any matters subject to attorney-client privilege or the disclosure of which is limited by applicable Law. The Company is not in violation of its Certificate of Incorporation or By-Laws.

Section 4.2  Authorization; Noncontravention.

(a) Authorization.

(i) The Company has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby subject to the receipt of Company Stockholder Approval (as defined in Section 4.2(a)(ii)) and the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL. At a meeting duly called and held, the Board of Directors of the Company, has (A) adopted resolutions adopting and declaring advisable this Agreement and the Escrow Agreement and the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein; (B) determined that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and the Escrow Agreement and consummate the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein; (C) directed that the adoption of this Agreement be submitted to a vote at a meeting of stockholders of the Company; (D) resolved, subject to Section 6.3 and their fiduciary duties, to recommend that the stockholders of the Company adopt this Agreement; and (E) approved the Parent’s entering into the Company Voting Agreements, including for purposes of Section 203 of the DGCL.

(ii) The Company’s execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or vote of holders of any class or series of capital stock of the Company is necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby or thereby, other than the adoption of this Agreement by an affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting or any adjournment or postponement thereof (“Company Stockholder Approval”). This Agreement and the Escrow Agreement have been duly executed and delivered by the Company and subject, solely with respect to the consummation of the Merger, to the receipt of the Company Stockholder Approval, and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict.  Except as set forth in Section 4.2(b) of the Company Disclosure Letter, the execution and delivery of this Agreement and the Escrow Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the Escrow Agreement will not, directly or indirectly, contravene, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under any provision of (i) the Certificate of Incorporation of the Company, the By-Laws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) any resolutions adopted by the Board of Directors or the stockholders of the

Company or any of its Subsidiaries, or (iii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which the Company or any of its Subsidiaries is a party or by which any of its or their respective assets are bound or (B) any Law or Judgment, in each case applicable to the Company or any of its Subsidiaries or its or their respective assets, other than, in the case of this clause (iii), any such conflicts, violations, defaults, rights, losses, amendments that (x) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (y) would not materially impair the Company’s ability to perform its obligations under this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby or thereby. No Permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement or the Escrow Agreement, except for (I) the filing of a premerger notification and report form by the Company and the termination or expiration of any waiting periods under the HSR Act, (II) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (III) such Permits, orders or authorizations of or registrations, declarations or filings with and notices the failure of which to be obtained or made (x) has not and would not reasonably be expected to have a Company Material Adverse Effect or (y) would not reasonably be expected to materially impair the Company’s ability to perform its obligations under this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby or thereby.

Section 4.3  Capital Structure.

(a) The authorized capital stock of the Company consists of (i) 95,000,000 shares of Company Common Stock, of which 41,943,073 shares are issued and outstanding as of the date hereof and (ii) 5,000,000 shares of preferred stock, stated value $0.01 per share, of which none are issued and outstanding as of the date hereof. As of the date hereof, there are 814,800 shares of Company Common Stock subject to outstanding options to acquire shares of Company Common Stock pursuant to the Company Stock Plan and 326,668 shares of Company Common Stock subject to outstanding restricted stock awards under the Company Stock Plan. Each outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable. Except as set forth above or as expressly contemplated by this Agreement, as of the date hereof, there are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Company Common Stock or other rights, agreements or commitments to which the Company is a party or issued by the Company relating to the capital stock of the Company or obligating the Company to issue or sell or otherwise transfer shares of capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, or (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire shares of capital stock of the Company or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the company (but only to the Company’s knowledge with respect to any such agreements to which the Company is not a party).

(b) Section 4.3(b) of the Company Disclosure Letter sets forth as of the date hereof a list of all Subsidiaries of the Company, including each such Subsidiary’s name, its jurisdiction of incorporation or organization, where it is qualified to do business as a foreign corporation or organization and the percentage of its outstanding capital stock or equity interests owned by the Company or a Subsidiary of the Company (as applicable). All of the shares of outstanding capital stock or equity interests of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and are held of record and beneficially owned by the Company or a Subsidiary of the Company (as applicable), free and clear of any Encumbrances other than Permitted Encumbrances. There are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, or other rights, agreements or commitments, in each case, relating to the capital stock or equity interests of the Subsidiaries of the Company or obligating the Company or its Subsidiaries to issue or sell or otherwise transfer shares of the capital stock or equity interests of the Subsidiaries of the Company or any securities convertible into or exchangeable for any shares of capital stock or equity interests of the Subsidiaries of the Company, or (ii) outstanding obligations of the Subsidiaries of the Company or the Company to repurchase, redeem or otherwise acquire shares of their respective capital stock or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the Subsidiaries of the Company (but only to the Company’s knowledge with respect to any such agreements to which the Company is not a party).

(c) Other than as set forth in Section 4.3(c) of the Company Disclosure Letter and other than the Subsidiaries of the Company, there are no Persons in which any of the Company or its Subsidiaries owns any equity, membership, partnership, joint venture or other similar interest.

(d) The copies of the organizational and governing documents of each Subsidiary of the Company, all of which were previously furnished or made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement. No Subsidiary of the Company is in violation of its organizational and governing documents.

Section 4.4  Real Property.

(a) Section 4.4(a) of the Company Disclosure Letter sets forth a list of all real property owned by the Company or any of its Subsidiaries as of the date hereof (collectively, the “Company Owned Real Property”). The Company or one of its Subsidiaries has good and marketable title in fee simple, free and clear of Encumbrances (except as set forth in Section 4.4(a) of the Company Disclosure Letter and other than Permitted Encumbrances), to the Company Owned Real Property. As of the date hereof, with respect to each such parcel of Company Owned Real Property, except as set forth in Section 4.4(a) or 4.4(b) of the Company Disclosure Letter: (i) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any Person the right of use or occupancy of, or the right to consent to the use or occupancy of, any portion of such parcel; (ii) there are no outstanding rights of first refusal, rights of first offer or options to purchase such parcel or any interest therein; and (iii) neither the Company nor any of its Subsidiaries has received written notice of any pending condemnation proceedings.

(b) Section 4.4(b) of the Company Disclosure Letter sets forth a list as of the date hereof, of (x) all leases, subleases, licenses or other occupancy agreements (the “Company Leases”) pursuant to which the Company or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property and (y) existing leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party as landlord or lessor thereunder or by which the Company or any of its Subsidiaries is bound as landlord or lessor thereunder (each, a “Company Tenant Lease”). The Company has provided copies of all Company Leases, all Company Tenant Leases and all modifications, supplements or amendments to the Company Leases and the Company Tenant Leases. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Lease and Company Tenant Lease (i) constitutes a valid and binding obligation of the Company or the Subsidiary of the Company party thereto; (ii) assuming such Company Lease is a legal, valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Subsidiary of the Company party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company or its Subsidiaries is in breach or default under any Company Lease and (ii) to the Company’s knowledge, none of the landlords or sublandlords under any Company Lease is in material breach or default of its obligations under such Company Lease. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries enjoy peaceful and undisturbed possession under each Company Lease.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect or otherwise set forth in Section 4.4(c) of the Company Disclosure Letter, (i) the present use of the Company Owned Real Property, the Company Leases and the Company Tenant Leases (collectively, the “Company Real Property”) does not violate any restrictive covenant, municipal by-law or other Law or agreement that in any way restricts, prevents or interferes in any material respect with the continued use of the Company Real Property for which it is used in the business of the Company and its Subsidiaries as of the date hereof (other than Permitted Encumbrances); and (ii) no condemnation, eminent domain or similar proceeding exists or is pending or, to the Company’s knowledge, threatened with respect to or that could affect any Company Real Property.

Section 4.5  Intellectual Property.

(a) The Company and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property listed on Section 4.5(a) of the Company Disclosure Letter and, other than as set forth on Section 4.5(a) of the Company Disclosure Schedule, all other Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries, as such business is conducted in the ordinary course of business consistent with past practices.

(b) Other than as set forth on Section 4.5(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice of infringement of, or challenge to, Intellectual Property owned by, licensed to, or sublicensed by the Company and its Subsidiaries, and to the Company’s knowledge, there are no claims pending with respect to the rights of others to the use of any material Intellectual Property owned by or sublicensed by the Company, including, but not limited to, the Intellectual Property listed on Section 4.5(a) of the Company Disclosure Letter.

(c) Section 4.5(c) of the Company Disclosure Letter sets forth (i) a full and complete list of all Trademark applications and registrations (worldwide) owned by the Company or any of its Subsidiaries and (ii) the current owner(s) of such Trademark applications and registrations.

(d) Section 4.5(d) of the Company Disclosure Letter contains a full and complete list of all agreements granting rights in and to Trademarks owned or sublicensable by Company or any of its Subsidiaries to a third party or any Affiliate. Copies of each such agreement granting rights in and to Trademarks have been provided to Parent.

Section 4.6  Environmental Matters.

(a) The Company and its Subsidiaries have obtained all material Permits that are required under any Environmental Law for the operation of the business of the Company and its Subsidiaries as currently being conducted and their current use and operation of the Company Real Property, and all such Permits are in full force and effect and the business of the Company and its Subsidiaries is being operated in compliance therewith.

(b) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there has been no Release of any Hazardous Materials by the Company or any of its Subsidiaries at, on, under or from the Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has disposed of, arranged for treatment or disposal of, or arranged for the transportation for treatment or disposal of, any Hazardous Materials at any Third Party location. None of the Company or its subsidiaries has been notified that it is potentially liable or received any requests for information or other correspondence concerning any site or facility under CERCLA or any similar Environmental Law.

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Letter, to the Company’s knowledge, the Company and its Subsidiaries have operated and are operating the business of the Company and its Subsidiaries in compliance with Environmental Laws.

(d)(i) None of the Company or its Subsidiaries has received any written notice, demand letter, claim or order nor is the Company or any of its Subsidiaries aware of any unasserted notice, demand letter, claim or order, the assertion of which is probable, alleging a violation of, or liability under, any Environmental Law and (ii) none of the Company or its Subsidiaries is party to any pending Action, decree or injunction alleging liability under or violation of any Environmental Law, except in each case that, if adversely determined against the Company, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.6(e) of the Company Disclosure Letter, to the Company’s knowledge no building or other improvement located on the Company Real Property contains any asbestos or asbestos-containing materials.

(f) Section 4.6 of the Company Disclosure Letter contains a true, complete and accurate listing of, and the Company has delivered, or caused to be delivered, to the Parent true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies conducted by, at the expense of, or on behalf of the Company or that are otherwise in the Company’s possession with respect to the Company Real Property.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect or set forth in Section 4.6 of the Company Disclosure Letter, the Company and its Subsidiaries have operated and are operating the business of the Company and its Subsidiaries in compliance with all applicable laws relating to employee health and safety; and the Company and its Subsidiaries have not received any notice that past or present conditions of the Company Real Property violate any applicable legal requirements or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

Section 4.7  Legal Proceedings.  Except as set forth on Schedule 4.7 of the Company Disclosure Letter, there are no Actions pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective properties or any of their respective officers, employees or directors in their capacity as such, which if adversely determined, would have or would reasonably be expected to have a Company Material Adverse Effect. There are no Actions pending, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries which (i) seek material injunctive relief or otherwise seek to enjoin the business or operations of the Company or any of its Subsidiaries, (ii) seek to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as operated immediately prior to the date of this Agreement or (iii) would materially impair the Company’s ability to perform its obligations under this Agreement or challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. None of the Company or any of its Subsidiaries is subject to any Judgment which has had or would reasonably be expected to have a Company Material Adverse Effect or would materially impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.8  Taxes.  Except for matters which would have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been filed in accordance with all applicable Laws; (ii) the Company and its Subsidiaries have paid all Taxes due and payable (other than Taxes which are being contested in good faith), and, as of the time of filing, the Company’s Tax Returns were true, correct and complete; (iii) the charges, accruals and reserves for Taxes with respect to the Company and each of its Subsidiaries as reflected on the Company’s audited consolidated balance sheet for the year ended December 31, 2006 included in the Company Financial Statements are adequate under GAAP to cover the liabilities for Taxes accrued through the date thereof; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against the Company or any of its Subsidiaries in respect of any Taxes; (v) neither the Company nor any of its Subsidiaries is party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (vi) there are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes on any of the assets or properties of the Company or any of its Subsidiaries; (vii) neither the Company nor any of its Subsidiaries (I) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (II) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (viii) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries; (ix) all limited liability companies in which the Company holds an interest are either treated as not existing or are pass through entities for federal income tax purposes; and (x) during the five years prior to the date hereof, neither the Company nor any Subsidiary has been a party to a transaction described in Section 355 of the Code.

Section 4.9  Labor.  Since July 1, 2005 there has not been any work stoppage, slowdown, lockout, employee strike or, to the Company’s knowledge, since such date none of the foregoing has been threatened, by or between the Company or any of its Subsidiaries and their respective employees. Except as set forth in Section 4.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are a party to or bound by, any collective bargaining agreement or other labor related agreement with a labor union or labor organization. The Company and its Subsidiaries are operating the business of the Company and its Subsidiaries in compliance with all Labor Laws other than non-compliance which has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.10  Employee Benefit Plans.

(a) (i) Section 4.10(a)(i) of the Company Disclosure Letter lists the Company Plans.

(ii) Section 4.10(a)(ii) of the Company Disclosure Letter lists each “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) which is or has been contributed to by the Company or any of its ERISA Affiliates at any time during the six-year period ending on the date of this Agreement or as to which the Company or any of its ERISA Affiliates has any direct or indirect liability (the “Company Multiemployer Plans”).

(iii) The Company has made available to Parent true, correct and complete copies (or to the extent no such copy exists, an accurate description of the material features) of (A) such Company Plans and, to the extent in the Company’s possession, each Company Multiemployer Plan, and (B) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), if any, with respect to each Company Plan and, to the extent in the Company’s possession, each Company Multiemployer Plan.

(b) Each Company Plan has been operated and administered in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code. As of the date hereof, no Action is pending or, to the Company’s knowledge, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the Company’s knowledge, no fact or event exists that would give rise to any such Action.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.

(d) None of the Company Plans are subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA.

(e) Neither the Company nor any of its ERISA Affiliates, and to the Company’s knowledge no other Person, has engaged in any transaction or acted or failed to act in any manner that would subject the Company or any of its ERISA Affiliates to any liability for breach of fiduciary duty under ERISA.

(f) None of the Company Plans provides retiree medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of the Company or its Subsidiaries or their spouses or dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).

(g) Except as listed in Section 4.10(g) of the Company Disclosure Letter, the transactions contemplated hereby (either alone or in conjunction with any other event) (including a termination of employment on or following the Effective Time) will not entitle any current or former employee, officer or director of or individual providing consulting services to the Company or any of its Subsidiaries to any amount of compensation or benefits (whether in cash or property) or increase the amount thereof or trigger or accelerate the time of payment, vesting or funding thereof.

(h) Except as listed in Section 4.10(h) of the Company Disclosure Letter, no amount, increase, trigger or acceleration referred to in Section 4.10(g) (whether or not disclosed in Section 4.10(g) of the Company Disclosure Letter) would (i) be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) not be deductible under Section 162(a)(1) or 404 of the Code.

(i) Section 4.10(i) of the Company Disclosure Letter sets forth each of the supplemental retirement, nonqualified deferred compensation and excess benefit plans and agreements (and all amendments thereto) to which the Company or any of its Subsidiaries is a party, listing all persons participating in each such plan or agreement and stating the benefits accrued under each such plan or agreement by each such person. The Company has provided to Parent a true, correct and complete copy of each such plan or agreement (and all amendments thereto). Such agreements and arrangements have been operated in accordance with a good faith interpretation of Code Section 409A.

Section 4.11  Compliance with Laws.  Each of the Company and its Subsidiaries is operating its business in compliance with all applicable Laws (including any zoning or building ordinance, code or approval) except to the extent any non-compliance with such Laws has not and would not reasonably be expected to have a Company Material Adverse Effect. All Permits required to conduct the business of the Company and its Subsidiaries as currently conducted have been obtained by one or more of the Company or its Subsidiaries and all such Permits are in full force and effect and the business of the Company and its Subsidiaries is being operated in compliance therewith except for such Permits the failure of which to possess or be in full force and effect or to be complied with has not had and would not reasonably be expected to have a Company Material Adverse Effect (except that this sentence shall not apply to any Permits which are covered by Section 4.6 or 4.9).

Section 4.12  Company Contracts.

(a) Section 4.12(a) of the Company Disclosure Letter identifies Contracts in effect as of the date of this Agreement to which any of the Company or its Subsidiaries is a party or by which any of them is otherwise expressly bound, in the categories listed below (collectively, the “Company Contracts”):

(i) any partnership or joint venture Contract;

(ii) any employment, consulting or similar Contract requiring payment by the Company or any of its Subsidiaries of base annual fees or compensation in excess of $500,000 to any individual;

(iii) any Contract containing a covenant not to compete or similar covenant that impairs in any material respect the ability of the Company or its Subsidiaries to freely conduct the business of the Company and its Subsidiaries in any geographic area or in any line of business which is not cancelable (without penalty or giving rise to any penalty or additional liability or cost) within 30 days;

(iv) any Contract evidencing Indebtedness (other than Indebtedness incurred or obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified as capital leases in accordance with GAAP);

(v) any Contract providing for capital expenditures or the acquisition or construction of fixed assets which requires payments by any of the Company or its Subsidiaries in excess of $1,000,000 any year;

(vi) any Contract for the sale or other transfer directly or indirectly of Company Owned Real Property or other material tangible assets having a fair market value in excess of $15,000,000 that has not yet been consummated;

(vii) any distribution, supply, vendor, inventory purchase, sales agency or advertising Contract (other than purchase orders entered into in the ordinary course of business generally consistent with past practice) involving annual expenditures by any of the Company or its Subsidiaries in excess of $1,000,000 which is not cancelable (without giving rise to any penalty or additional liability or cost) within one year;

(viii) any Contract with an Affiliate of the Company (other than Contracts described in clause (ii) above);

(ix) any derivative and/or hedging Contract;

(x) any Contract with any Governmental Entity having an aggregate value in excess of $1,000,000;

(xi) any power of attorney or agency agreement pursuant to which a Person other than an authorized representative of the Company or a Subsidiary is granted the authority to act for or on behalf of the Company or such Subsidiary, or the Company or such Subsidiary is granted the authority to act on behalf of any Person;

(xii) (A) any other Contract (excluding Company Leases), not otherwise covered by clauses (i) through (xi) of this Section 4.12(a), that requires payments by the Company or its Subsidiaries in excess of $1,000,000 during any one year and (B) is not cancelable on 90 days, or less notice; and

(xiii) any written commitment (including any letter of intent or memorandum of understanding) to enter into any agreement of the type described in clauses (i) through (xii) of this Section 4.12(a).

(b) Each Company Contract, assuming such Company Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, constitutes a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and is enforceable against the Company or such Subsidiary, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). None of the Company or its Subsidiaries and, to the Company’s knowledge, no other party to a Company Contract is in breach or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach or default under) any Company Contract.

Section 4.13  Company Financial Statements.

(a) The Company has delivered to Parent copies of the following financial statements (collectively, the “Company Financial Statements”), copies of which are annexed hereto as Schedule 4.13, all of which are true, accurate and correct and have been prepared in good faith from the books and records of the Company in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof and for the periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to immaterial normal year-end adjustments):

(i) Audited consolidated balance sheets, and related consolidated statements of operations, stockholders’ equity and cash flows (including the notes thereto) of the Company and its Subsidiaries as at December 31, 2006, December 31, 2005 and December 31, 2004 and for the periods then ended; and

(ii) Unaudited consolidated balance sheet and related statements of operation of the Company and its Subsidiaries as of March 31, 2007 and for the three month period then ended.

(b) The Company has designed and maintained a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company has disclosed to Company’s auditors and the audit committee of Company’s Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(c) Except as set forth on or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2006 included the Company Financial Statements for the year ended December 31, 2006, including the notes thereto, none of the Company or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise or in excess of amounts specifically reserved against in such consolidated balance sheet), except for liabilities or obligations (i) incurred since December 31, 2006 in the ordinary course of business generally consistent with past practice; (ii) that have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) to be incurred in connection with the transactions contemplated hereby; or (iv) incurred to the extent permitted pursuant to Section 6.1(d).

Section 4.14  Absence of Certain Changes.   Since December 31, 2006 until the date hereof, there has not occurred any change, event or circumstance that has had or would be reasonably expected to have a Company Material Adverse Effect. Except as expressly contemplated by this Agreement or set forth in Section 4.14 of the Company Disclosure Letter, since December 31, 2006 until the date hereof, the Company and its Subsidiaries have conducted their business in the ordinary course generally consistent with past practices in all material respects and none of the Company or its Subsidiaries has:

(a) amended its Certificate of Incorporation, By-Laws or other organizational documents;

(b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(c) (i) issued, sold, transferred, or otherwise disposed of any shares of its capital stock, or other voting securities or any securities convertible into or exchangeable for any of the foregoing, (ii) granted or issued any options, warrants, securities or rights that are linked to the value of the Company Common Stock, or other rights to purchase or obtain any shares of its capital stock or any of the foregoing or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (iii) declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock, or (iv) redeemed, purchased or otherwise acquired any shares of its capital stock or any rights, warrants or options to acquire any such shares or effected any reduction in capital, except (with respect to clauses (i) through (iv) above) for: (A) issuances of capital stock of the Company’s Subsidiaries to the Company or a wholly owned Subsidiary of the Company, (B) issuances of shares of Company Common Stock upon exercise of employee stock options, upon vesting of restricted stock or redemptions, purchases or other acquisitions of capital stock in connection with net exercises or withholding with respect to the foregoing, (C) grants made pursuant to Company Plans or the Company Stock Plan and (D) dividends or distributions by any Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

(d) entered into or consummated any transaction involving the acquisition (including, without limitation, by merger, consolidation or acquisition of the business, stock or all or substantially all of the assets or other business combination) of any other Person for consideration to such Person in excess of $500,000 (other than purchases of inventory or acquisitions of real property, fixtures and equipment in the ordinary course of business generally consistent with past practice);

(e) sold, leased, licensed or otherwise disposed of any fixed assets or personal property for consideration in excess of $500,000, (i) except pursuant to existing Contracts, (ii) for sales of inventory, goods, personal property and fixed assets in the ordinary course of business generally consistent with past practice, or (iii) pursuant to any Company Tenant Leases; or

(f) changed any of its material accounting policies or practices, except as required as a result of a change in GAAP or the rules and regulations of the SEC.

Section 4.15  Insurance.  Section 4.15 of the Company Disclosure Letter sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by the Company and its Subsidiaries on their respective properties, assets, products, business, or personnel. The Company maintains, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and covering such risks as is customary for companies engaged in the same or similar business. All premiums payable under such insurance policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies. All Company insurance policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance and neither the Company nor any of its Subsidiaries has received notice of cancellation of any such insurance. To the Company’s knowledge (i) there is no material claim pending under any Company insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of any such insurance policy or (ii) there has been no threatened termination of, or material premium increase with respect to, any such insurance policy.

Section 4.16  Brokers’ Fees.  Section 4.16 of the Company Disclosure Letter sets forth a list of all agreements with any broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has made available to Parent true and complete copies of all such agreements.

Section 4.17  Opinion of Financial Advisor.  Prior to the date hereof, the Board of Directors of the Company has received the written opinion of Lehman Brothers, financial advisor to the Board of Directors of the Company, to the effect that, as of the date of such opinion and subject to the qualifications stated therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock. The Company has made available to Parent a true and complete copy of such written opinion of Lehman Brothers.

Section 4.18  Title to Assets.  The Company and each Subsidiary has good title to, valid leasehold interests in or a valid right to use, all of their respective material assets except for (i) such assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice. Other than as set forth in Section 4.18 of the Company Disclosure Letter, and other than assets subject to Sections 4.4 or 4.5 or assets in which the Company or any of its Subsidiaries has leasehold interest or a valid right to use, all of the material assets of the Company and its Subsidiaries are held free and clear of any Encumbrance other than Permitted Encumbrances except for Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19  Company Accounting Practices.  Since December 31, 2006, (A) neither the Company nor any Subsidiaries of the Company nor, to the Company’s knowledge, any Representative of the Company or any Subsidiaries of the Company has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding improper, fraudulent or questionable accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiaries of the Company or their respective internal accounting controls relating to periods after December 31, 2006 (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the Company’s knowledge, no attorney representing the Company or any Subsidiaries of the Company, whether or not employed by the Company or any Subsidiaries of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2006, by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or executive officer of the Company.

Section 4.20  Transactions with Insiders.  Other than (i) as set forth in Section 4.20 of the Company Disclosure Letter or, (ii) compensation or other employment arrangements entered into in the ordinary course of business, no director, officer, employee or 5% or greater stockholder of the Company or its Subsidiaries nor any member of any such officer’s, director’s, employee’s or stockholder’s immediate family is a party to any Contract with the Company or its Subsidiaries or any Affiliate of the Company or its Subsidiaries.

Section 4.21  State Takeover Laws.  Assuming the representations of Parent and the Merger Sub in Section 5.24 are true and correct, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement, including without limitation, the Merger, and the Company Voting Agreements and other agreements and documents entered into by Parent, Merger Sub and their respective directors, officers and stockholders in connection with this Agreement and the Merger, from the voting requirements or other restrictions on business combinations contained in any applicable “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover Law, including Section 203 of the DGCL.

Section 4.22  Information Provided; S-1 Registration Statement.  The information concerning the Company that is supplied by or on behalf of the Company expressly for inclusion in the Form S-4 or the Joint Proxy Statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting and the stockholders of the Company in connection with the Company Stockholders Meeting will not, (i) on the date it is first mailed to the stockholders of Parent (ii) on the date it is first mailed to the stockholders of the Company, (iii) at the time of the Company Stockholders Meeting or (iv) at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Form S-4 or the Joint Proxy Statement or necessary in order to make the statements in the Form S-4 or the Joint Proxy Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or relating to the Parent or Merger Sub which is contained in the Form S-4 or the Joint Proxy Statement. The registration statement on Form S-1 that the Company is required to file with the SEC pursuant to that certain Registration Rights Agreement dated November 16, 2006 will comply as to form in all material respects with the provisions of applicable Law and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading as of its effective date or any date thereafter.

Section 4.23  Vote Required.  The Company Stockholder Approval is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement.

Section 4.24  Ownership of Parent Common Stock.  Immediately prior to the date hereof, (i) the Company does not own shares of Parent Common Stock and (ii) neither the Company nor any “affiliates” or “associates” within the last three years has owned 15% or more of the outstanding shares of Parent Common Stock in the aggregate (as such terms are defined in Section 203 of the DGCL).

Section 4.25  Release or Waiver.  The Company has not, nor has any of its Subsidiaries or any of their respective Representatives, directly or indirectly, in the past year, granted any waiver or release under any standstill, confidentiality or similar agreement with respect to any class of the Company’s equity securities or any equity securities of its Subsidiaries.

Section 4.26  TIC Interests and REIT Compliance.  Commencing with the taxable year ended December 31, 2004, each of the real estate investment trusts (“REITs”) that the Company has sponsored and/or managed has been organized and has operated in a manner intended to be in conformity with the applicable requirements for qualification and taxation as a REIT under the Code and all applicable regulations, and the currently proposed methods of operation of all such Company sponsored or managed REITs are intended to meet the requirements for qualification and taxation as a REIT under the Code. No Person, including but not limited to any taxing authority, has asserted or, to the best of the Company’s knowledge, has threatened to assert, a challenge as to the status of any such REIT sponsored and/or managed by the Company, or non-compliance with the Code or any applicable regulations of any such REIT managed and/or sponsored by the Company. Commencing with the Company’s taxable year ended December 31, 2004, in connection with each of the offerings for sale of tenant in common interests (“TIC Interests”) in various real estate properties that the Company has sponsored, the Company has received an opinion of counsel providing that the purchase of TIC Interests either (x) “more likely than not” may, or (y) “should” be treated as the purchase of undivided interests in real property for purposes of Section 1031 of the Code. No Person or taxing authority has asserted in writing to the Company or, to the best of the Company’s knowledge, has threatened in writing to assert, a challenge as to the status of any such TIC Interests sponsored by the Company that is inconsistent with said opinions.

Section 4.27  Regulatory Authorizations and Compliance.  The Company and its Subsidiaries and their respective officers and employees (in their capacities as such) have each obtained (i) all licensing, Permits, registrations, certifications, consents, approvals and other authorizations of governmental agencies and self-regulatory agencies, if any, required under the securities, commodities, investment management, investment advisory, or similar Laws of the United States and any state thereof and (ii) all such licenses, Permits, registrations, certifications, consents, approvals and other authorizations are in full force and effect, except in each case where the failure to possess or to be in full force and effect has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.28  Disclaimer of Other Representations and Warranties.  The Company does not make, and has not made, any representations or warranties in connection with this Agreement or the Merger and the transactions contemplated hereby other than those expressly set forth herein or in any certificates delivered by the Company in connection with the Closing. It is understood that any data, any financial information or any memoranda or other materials or presentations are not and shall not be deemed to be or to include representations and warranties of the Company. Except as expressly set forth herein or in any certificates delivered by the Company in connection with the Closing, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any of its Subsidiaries or their respective businesses, or otherwise in connection with this Agreement or the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In connection with the execution and delivery of this Agreement, Parent has delivered to the Company the Parent Disclosure Letter, with numbering corresponding to the Sections or subsections of this Article V (or other relevant Sections or subsections). Any exception, qualification or limitation described in any provision, section or subsection of the Parent Disclosure Letter with respect to a particular representation or warranty in this Article V shall be deemed to be an exception, qualification or limitation with respect to any other representation or warranty contained in this Article V to the extent that its relationship thereto is reasonably apparent on its face. Except as set forth in the Parent Disclosure Letter, Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1  Corporate Status.  Each of Parent and its Subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its governing jurisdiction and each has all requisite corporate or other power and authority to (a) carry on its business as it is now being conducted, (b) to own or use the properties and assets that it purports to own and use, (c) perform its obligations under all Parent Contracts and is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The copies of the Certificate of Incorporation of Parent and the By-Laws of the Parent, which were previously furnished or made available to the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement. Parent has made available to the Company complete and correct copies of (i) the minutes of its most recent meeting of stockholders and (ii) the minutes of the meetings of the Board of Directors of Parent for the immediately preceding twelve (12) month period, other than those minutes relating to the transaction contemplated by this Agreement or any alternatives thereto considered by the Board of Directors of Parent or any matters subject to attorney-client privilege or the disclosure of which is limited by applicable Law. Parent is not in violation of its Certificate of Incorporation or By-Laws.

Section 5.2  Authorization; Noncontravention.

(a) Authorization.

(i) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform the obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby subject to the receipt of Parent Stockholder Approval (as defined in Section 5.2(a)(ii)), the filing of an amendment to the Certificate of Incorporation of Parent in accordance with the DGCL to (x) increase the authorized number of Parent Common Stock to 100,000,000 shares, (y) increase the authorized number of shares of preferred stock to 10,000,000 shares and (z) provide for a classified Board of Directors comprising three classes of directors as set forth on or determined in accordance with Schedule 2.6 (the “Parent Certificate of Incorporation Amendment”), the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, the filing and recordation of the appropriate documents with respect to the Parent Certificate of Incorporation Amendment in accordance with the DGCL and, as to the Merger Sub, the filing and recordation of the appropriate documents with respect to the Merger. At a meeting duly called and held, the Board of Directors of the Parent, has (A) adopted resolutions adopting and declaring advisable this Agreement and the Escrow Agreement and the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein; (B) determined that it is in the best interests of the stockholders of Parent that Parent enter into this Agreement and the Escrow Agreement and consummate the Merger and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein; (C) directed that the issuance of Parent Common Stock pursuant to this Agreement be submitted to a vote at a meeting of stockholders of Parent; (D) resolved, subject to Section 6.3 and their fiduciary duties, to recommend that the stockholders of Parent approve the issuance of Parent Common Stock pursuant to this Agreement, the election of the New Board and approve the Parent Certificate of Incorporation Amendment; (E) approved and authorize the filing of the Parent Certificate of Incorporation Amendment, subject to the Parent Stockholder Approval, and (F) approved the Company’s entering into the Parent Voting Agreements, including for purposes of Section 203 of the DGCL.

(ii) Parent’s and Merger Sub’s execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub or vote of holders of any class or series of capital stock of Parent and Merger Sub is necessary to authorize this Agreement or the Escrow Agreement or to consummate the transactions contemplated hereby and thereby, other than the (i) adoption of this Agreement by Parent as sole stockholder of Merger Sub and (ii) the (a) approval of the Parent Certificate of Incorporation Amendment, (b) election of the New Board, and (c) issuance of shares of Parent Common Stock pursuant to this Agreement, in each case, other than in clause (b), by an affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholders Meeting or any adjournment or postponement thereof and in the case of clause (b) by a plurality of the votes of the outstanding shares of Parent Common Stock entitled to vote thereon at the Parent Stockholders Meeting or any adjournment or postponement thereof (collectively “Parent Stockholder Approval”). This Agreement and the Escrow Agreement have been duly executed and delivered by Parent and subject, solely with respect to the consummation of the Merger and approval of the Parent Certificate of Incorporation Amendment, to the receipt of Parent Stockholder Approval, and (assuming due authorization, execution and delivery by the Company) constitute legal, valid and binding obligations of Parent, enforceable against Parent and Merger Sub in accordance with their terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflict.  Except as set forth in Section 5.2(b) of the Parent Disclosure Letter, the execution and delivery of this Agreement and the Escrow Agreement do not, and subject to the Parent Stockholder Approval the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement will not, directly or indirectly, contravene, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under any provision of (i) the Certificate of Incorporation of Parent, the By-Laws of Parent or the comparable organizational documents of any of its Subsidiaries (ii) any resolutions adopted by the Board of Directors or the stockholders of Parent or any of its Subsidiaries or (iii) subject to the filings and other matters referred to in the immediately following sentence, (A) any Contract to which Parent or any of its Subsidiaries is a party or by which any of its or their respective assets are bound or (B) any Law or Judgment, in each case applicable to Parent or any of its Subsidiaries or its or their respective assets, other than, in the case of this clause (iii), any such conflicts, violations, defaults, rights, losses, amendments that (x) have not had and would not reasonably be expected to have a Parent

Material Adverse Effect or (y) would not materially impair Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby and thereby. No Permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement by Parent or the Merger Sub or the consummation by Parent or the Merger Sub of the Merger or the other transactions contemplated by this Agreement or the Escrow Agreement, except for (I) the filing of a premerger notification and report form by the Company and the termination or expiration of any waiting periods under the HSR Act, (II) the filing with the SEC of (x) the Form S-4 (y) the Joint Proxy Statement and (z) such reports or other applicable filings under the Exchange Act, the Securities Act, state securities Laws or “blue sky” laws as may be required in connection with this Agreement and the transactions contemplated hereby, (III) the filing of the Parent Certificate of Incorporation Amendment and the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which Parent or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the NYSE, and (V) such Permits, orders or authorizations of or registrations, declarations or filings with and notices the failure of which to be obtained or made (x) has not and would not reasonably be expected to have a Parent Material Adverse Effect or (y) would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement or the Escrow Agreement or consummate the transactions contemplated hereby or thereby.

Section 5.3  Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 25,906,870 shares are issued and outstanding as of the date hereof and (ii) 1,000,000 shares of preferred stock, stated value $1,000 per share, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, there are 1,128,469 shares of Parent Common Stock subject to outstanding options to acquire shares of Parent Common Stock pursuant to Parent Stock Plans and 418,408 shares of Parent Common Stock subject to outstanding restricted stock awards under the Parent Stock Plans. Each outstanding share of Parent Common Stock is duly authorized, validly issued, fully paid and nonassessable. Except as set forth above or as expressly contemplated by this Agreement, as of the date hereof, there are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, securities or rights that are linked to the value of the Parent Common Stock or other rights, agreements or commitments to which Parent is a party or issued by Parent relating to the capital stock of Parent or obligating Parent to issue or sell or otherwise transfer shares of capital stock of Parent or any securities convertible into or exchangeable for any shares of capital stock of Parent, or (ii) outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire shares of capital stock of Parent or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of Parent (but only to Parent’s knowledge with respect to any such agreements to which Parent is not a party).

(b) The authorized capital stock of Merger Sub consists of 100 shares, par value $0.001 per share. As of the date hereof, Parent owns each issued and outstanding share of capital stock of Merger Sub, and immediately prior to the Effective Time, Merger Sub will be a direct wholly owned Subsidiary of Parent.

(c) Section 5.3(b) of the Parent Disclosure Letter sets forth as of the date hereof a list of all Subsidiaries of Parent, including each such Subsidiary’s name, its jurisdiction of incorporation or organization, where it is qualified to do business as a foreign corporation or organization and the percentage of its outstanding capital stock or equity interests owned by Parent or a Subsidiary of Parent (as applicable). All of the shares of outstanding capital stock or equity interests of the Subsidiaries of the Parent are duly authorized, validly issued, fully paid and nonassessable, and are held of record and beneficially owned by Parent or a Subsidiary of Parent (as applicable), free and clear of any Encumbrances other than Permitted Encumbrances. There are no (i) outstanding obligations, options, warrants, convertible securities, exchangeable securities, or other rights, agreements or commitments, in each case, relating to the capital stock or equity interests of the Subsidiaries of Parent or obligating Parent or its Subsidiaries to issue or sell or otherwise transfer shares of the capital stock or equity interests of the Subsidiaries of Parent or any securities convertible into or exchangeable for any shares of capital stock or equity interests of the Subsidiaries of Parent, or (ii) outstanding obligations of the Subsidiaries of Parent or Parent to repurchase, redeem or otherwise acquire shares of their respective capital stock or (iii) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of shares of capital stock of the Subsidiaries of Parent (but only to Parent’s knowledge with respect to any such agreements to which Parent is not a party).

(d) Other than as set forth in Section 5.3(c) of the Parent Disclosure Letter and other than the Subsidiaries of Parent, there are no Persons in which any of Parent or its Subsidiaries owns any equity, membership, partnership, joint venture or other similar interest.

(e) The copies of the organizational and governing documents of each Subsidiary of Parent, all of which were previously furnished or made available to the Company, are true, complete and correct copies of such documents as in effect on the date of this Agreement. No Subsidiary of Parent is in violation of its organizational and governing documents.

Section 5.4  Real Property.

(a) Section 5.4(a) of the Parent Disclosure Letter sets forth a list of all real property owned by Parent or any of its Subsidiaries as of the date hereof (collectively, the “Parent Owned Real Property”). Parent or one of its Subsidiaries has good and marketable title in fee simple, free and clear of Encumbrances (except as set forth in Section 5.4(a) of the Parent Disclosure Letter and other than Permitted Encumbrances), to the Parent Owned Real Property. As of the date hereof, with respect to each such parcel of Parent Owned Real Property, except as set forth in Section 5.4(a) or 5.4(b) of the Parent Disclosure Letter: (i) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting any Person the right of use or occupancy of, or the right to consent to the use or occupancy of, any portion of such parcel; (ii) there are no outstanding rights of first refusal, rights of first offer or options to purchase such parcel or any interest therein; and (iii) neither Parent nor any of its Subsidiaries has received written notice of any pending condemnation proceedings.

(b) Section 5.4(b) of the Parent Disclosure Letter sets forth a list as of the date hereof of (x) all leases, subleases, licenses or other occupancy agreements (the “Parent Leases”) pursuant to which Parent or any of its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property and (y) existing leases, subleases, licenses or other occupancy agreements to which Parent or any of its Subsidiaries is a party as landlord or lessor thereunder or by which the Parent or any of its Subsidiaries is bound as landlord or lessor thereunder (each, a ‘Parent Tenant Lease”). Parent has provided copies of all Parent Leases, all Parent Tenant Leases and all modifications, supplements or amendments to the Parent Leases and the Parent Tenant Leases. Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Lease and Parent Tenant Lease (i) constitutes a valid and binding obligation of Parent or the Subsidiary of Parent party thereto; (ii) assuming such Parent Lease is a legal, valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against Parent or the Subsidiary of Parent party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) none of Parent or its Subsidiaries is in breach or default under any Parent Lease and (ii) to Parent’s knowledge, none of the landlords or sublandlords under any Parent Lease is in material breach or default of its obligations under such Parent Lease. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries enjoy peaceful and undisturbed possession under each Parent Lease.

(c) Except as would not reasonably be expected to have a Parent Material Adverse Effect or otherwise set forth in Section 5.4(c) of the Parent Disclosure Letter, (i) the present use of Parent Owned Real Property, the Parent Leases and the Parent Tenant Leases (collectively, the “Parent Real Property”) does not violate any restrictive covenant, municipal by-law or other Law or agreement that in any way restricts, prevents or interferes in any material respect with the continued use of the Parent Real Property for which it is used in the business of Parent and its Subsidiaries as of the date hereof (other than Permitted Encumbrances); and (ii) no condemnation, eminent domain or similar proceeding exists or is pending or, to Parent’s knowledge, threatened with respect to or that could affect any Parent Real Property.

Section 5.5  Intellectual Property.

(a) Parent and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property listed on Section 5.5(a) of the Parent Disclosure Letter and all other Intellectual Property that is necessary for the conduct of the business of Parent and its Subsidiaries as such business is conducted in the ordinary course of business consistent with past practices.

(b) Other than as set forth on Section 5.5(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has received any written notice of infringement of, or challenge to, Intellectual Property owned by, licensed to or sublicensed by Parent and its Subsidiaries, and to Parent’s knowledge, there are no claims pending with respect to the rights of others to the use of any material Intellectual Property owned or sublicensed by Parent, including, but not limited to, the Intellectual Property listed on Section 5.5(a) of the Parent Disclosure Letter.

(c) Section 5.5(c) of the Parent Disclosure Letter sets forth (i) a full and complete list of all Trademark applications and registrations (worldwide) owned by Parent or any of its Subsidiaries and (ii) the current owner(s) of such Trademark applications and registrations.

(d) Section 5.5(d) of the Parent Disclosure Letter contains a full and complete list of all agreements granting rights in and to Trademarks owned or sublicensable by Parent or any of its Subsidiaries to a third party or any Affiliate.

Section 5.6  Environmental Matters.

(a) Parent and its Subsidiaries have obtained all material Permits that are required under any Environmental Law for the operation of the business of Parent and its Subsidiaries as currently being conducted and their current use and operation of the Parent Real Property, and all such Permits are in full force and effect and the business of Parent and its Subsidiaries is being operated in compliance therewith.

(b) Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) there has been no Release of any Hazardous Materials by the Parent or any of its Subsidiaries at, on, under or from the Parent Real Property, and (ii) neither the Parent nor any of its Subsidiaries has disposed of, arranged for treatment or disposal of, or arranged for the transportation for treatment or disposal of, any Hazardous Materials at any Third Party location. None of Parent or its Subsidiaries has been notified that it is potentially liable or received any requests for information or correspondence concerning any site or facility under CERCLA or any similar Environmental Law.

(c) Except as set forth in Section 5.6(c) of the Parent Disclosure Letter, to Parent’s knowledge, Parent and its Subsidiaries have operated and are operating the business of Parent and its Subsidiaries in compliance with Environmental Laws.

(d) (i) None of Parent or its Subsidiaries has received any written notice, demand letter, claim or order nor is Parent or any of its Subsidiaries aware of any unasserted notice, demand letter, claim or order, the assertion of which is probable, alleging a violation of, or liability under, any Environmental Law and (ii) none of Parent or its Subsidiaries is party to any pending Action, decree or injunction alleging liability under or violation of any Environmental Law, except in each case that, if adversely determined against the Parent, would not have or would not reasonably be expected to have a Parent Material Adverse Effect.

(e) Except as set forth in Section 5.6(e) of the Parent Disclosure Letter, to Parent’s knowledge, no building or other improvement located on the Parent Real Property contains any asbestos or asbestos-containing materials;

(f) Section 5.6 of the Parent Disclosure Letter contains a true, complete and accurate listing of, and the Parent has delivered, or caused to be delivered, to the Company true and complete copies of, all environmental site assessments, test results, analytical data, boring logs, and other environmental reports and studies conducted by, at the expense of, or on behalf of the Parent or that are otherwise in the Parent’s possession with respect to the Parent Real Property.

(g) Except as would not reasonably be expected to have a Parent Material Adverse Effect or set forth in Section 5.6 of the Parent Disclosure Letter, Parent and its Subsidiaries have operated and are operating the business of Parent and its Subsidiaries in compliance with all applicable laws relating to employee health and safety; and Parent and its Subsidiaries have not received any notice that past or present conditions of the Parent Real Property violate any applicable legal requirements or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

Section 5.7  Legal Proceedings.  There are no Actions pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries or any of their respective properties or any of their respective officers, employees or directors in their capacity as such, which if adversely determined, would have or would reasonably be expected to have a Parent Material Adverse Effect. There are no Actions pending, or to Parent’s knowledge, threatened against Parent or any of its Subsidiaries which (i) seek material injunctive relief or otherwise seek to enjoin the business or operations of Parent or any of its Subsidiaries, (ii) seek to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of Parent and its Subsidiaries substantially as operated immediately prior to the date of this Agreement or (iii) would materially impair Parent’s ability to perform its obligations under this Agreement or challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of the transactions contemplated hereby. None of Parent or any of its Subsidiaries is subject to any Judgment which has had or would reasonably be expected to have a Parent Material Adverse Effect or would materially impair Parent’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.8  Taxes.  Except for matters which would have not had or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, Parent and its Subsidiaries have been filed in accordance with all applicable Laws; (ii) Parent and its Subsidiaries have paid all Taxes due and payable (other than Taxes which are being contested in good faith), and, as of the time of filing, Parent’s Tax Returns were true, correct and complete; (iii) the charges, accruals and reserves for Taxes with respect to Parent and each of its Subsidiaries as reflected on the balance sheet in the most recent Parent SEC Report filed prior to the date hereof are adequate under GAAP to cover the liabilities for Taxes accrued through the date thereof; (iv) there is no action, suit, proceeding, audit or claim now proposed or pending against Parent or any of its Subsidiaries in respect of any Taxes; (v) neither Parent nor any of its Subsidiaries is party to, bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates any of them to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; (vi) there are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes on any of the assets or properties of Parent or any of its Subsidiaries; (vii) neither Parent nor any of its Subsidiaries (I) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which Parent was the common parent and (II) has any liability for the Taxes of any Person (other than Parent and Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (viii) no consent under Section 341(f) of the Code has been filed with respect to Parent or any of its Subsidiaries; (ix) all limited liability companies in which Parent holds an interest are either treated as not existing or pass through entities for federal income tax purposes; and (x) during the five years prior to the date hereof, Parent has not been a party to a transaction described in Section 355 of the Code.

Section 5.9  Labor.  Since July 1, 2005 there has not been any work stoppage, slowdown, lockout, employee strike or, to Parent’s knowledge, since such date none of the foregoing has been threatened, by or between Parent or any of its Subsidiaries and their respective employees. Except as set forth in Section 5.9 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries are a party to or bound by, any collective bargaining agreement or other labor related agreement with a labor union or labor organization. Parent and its Subsidiaries are operating the business of Parent and its Subsidiaries in compliance with all

Labor Laws other than non-compliance which has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10  Employee Benefit Plans.

(a) (i) Section 5.10(a)(i) of the Parent Disclosure Letter lists the Parent Plans.

(ii) Section 5.10(a)(ii) of the Parent Disclosure Letter lists each “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) which is or has been contributed to by Parent or any of its ERISA Affiliates at any time during the six-year period ending on the date of this Agreement or as to which Parent or any of its ERISA Affiliates has any direct or indirect liability (the “Parent Multiemployer Plans”).

(iii) Parent has made available to the Company true, correct and complete copies (or to the extent no such copy exists, an accurate description of the material features) of (A) such Parent Plans and, to the extent in Parent’s possession, each Parent Multiemployer Plan, and (B) the most recent annual report (Form 5500) filed with the IRS, if any, with respect to each Parent Plan and, to the extent in Parent’s possession, each Parent Multiemployer Plan.

(b) Each Parent Plan has been operated and administered in all material respects in accordance with the requirements of all applicable Laws, including ERISA and the Code. As of the date hereof, no Action is pending or, to Parent’s knowledge, threatened with respect to any Parent Plan (other than claims for benefits in the ordinary course) and, to Parent’s knowledge, no fact or event exists that would give rise to any such Action.

(c) Each Parent Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust established in connection with any Parent Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to Parent’s knowledge, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Plan or the exempt status of any such trust.

(d) None of the Parent Plans are subject to Title IV of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability under Title IV of ERISA.

(e) Neither Parent nor any of its ERISA Affiliates, and to Parent’s knowledge no other Person, has engaged in any transaction or acted or failed to act in any manner that would subject Parent or any of its ERISA Affiliates to any liability for breach of fiduciary duty under ERISA.

(f) None of Parent Plans provides retiree medical, health or life insurance or any other welfare-type benefits for current or future retired or terminated employees of Parent or its Subsidiaries or their spouses or dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).

(g) Except as listed in Section 5.10(g) of the Parent Disclosure Letter, the transactions contemplated hereby (either alone or in conjunction with any other event) (including a termination of employment on or following the Effective Time) will not entitle any current or former employee, officer or director of or individual providing consulting services to Parent or any of its Subsidiaries to any amount of compensation or benefits (whether in cash or property) or increase the amount thereof or trigger or accelerate the time of payment, vesting or funding thereof.

(h) Except as listed in Section 5.10(h) of the Parent Disclosure Letter, no amount, increase, trigger or acceleration referred to in Section 5.10(g) (whether or not disclosed in Section 5.10(g) of the Parent Disclosure Letter) would (i) be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) or (ii) not be deductible under Section 162(a)(1) or 404 of the Code.

(i) Section 5.10(i) of the Parent Disclosure Letter sets forth each of the supplemental retirement, nonqualified deferred compensation and excess benefit plans and agreements (and all amendments thereto) to which the Parent or any of its Subsidiaries is a party, listing all persons participating in each such plan or agreement and stating the benefits accrued under each such plan or agreement by each such person. The Parent has provided to the Company a true, correct and complete copy of each such plan or agreement (and all amendments thereto). Such agreements and arrangements have been operated in accordance with a good faith interpretation of Code Section 409A.

Section 5.11  Compliance with Laws.  Each of Parent and its Subsidiaries is operating its business in compliance with all applicable Laws (including any zoning or building ordinance, code or approval) except to the extent any non-compliance with such Laws has not and would not reasonably be expected to have a Parent Material Adverse Effect. All Permits required to conduct the business of Parent and its Subsidiaries as currently conducted have been obtained by one or more of Parent or its Subsidiaries and all such Permits are in full force and effect and the business of Parent and its Subsidiaries is being operated in compliance therewith except for such Permits the failure of which to possess or be in full force and effect or to be complied with has not and would not reasonably be expected to have a Parent Material Adverse Effect (except that this sentence shall not apply to any Permits which are covered by Section 5.6 or 5.9).

Section 5.12  Parent Contracts.

(a) Section 5.12(a) of the Parent Disclosure Letter identifies Contracts in effect as of the date of this Agreement to which any of Parent or its Subsidiaries is a party or by which any of them is otherwise expressly bound, in the categories listed below (collectively, the “Parent Contracts”):

(i) any partnership or joint venture Contract;

(ii) any employment, consulting or similar Contract requiring payment by Parent or any of its Subsidiaries of base annual fees or compensation in excess of $500,000 to any individual;

(iii) any Contract containing a covenant not to compete or similar covenant that impairs in any material respect the ability of the Parent or its Subsidiaries to freely conduct the business of Parent and its Subsidiaries in any geographic area or in any line of business which is not cancelable (without penalty or giving rise to any penalty or additional liability or cost) within 30 days;

(iv) any Contract evidencing Indebtedness (other than Indebtedness incurred or obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified as capital leases in accordance with GAAP);

(v) any Contract providing for capital expenditures or the acquisition or construction of fixed assets which requires payments by any of Parent or its Subsidiaries in excess of $1,000,000 any year;

(vi) any Contract for the sale or other transfer directly or indirectly of Parent Owned Real Property or other material tangible assets having a fair market value in excess of $15,000,000 that has not yet been consummated;

(vii) any distribution, supply, vendor, inventory purchase, sales agency or advertising Contract (other than purchase orders entered into in the ordinary course of business generally consistent with past practice) involving annual expenditures by any of Parent or its Subsidiaries in excess of $1,000,000 not cancelable (without giving rise to any penalty or additional liability or cost) within one year;

(viii) any Contract with an Affiliate of Parent (other than Contracts described in clause (ii) above);

(ix) any derivative and/or hedging Contract;

(x) any Contract with any Governmental Entity having an aggregate value in excess of $1,000,000;

(xi) any power of attorney or agency agreement pursuant to which a Person other than an authorized representative of Parent or a Subsidiary is granted the authority to act for or on behalf of Parent or such Subsidiary, or Parent or such Subsidiary is granted the authority to act on behalf of any Person;

(xii) (A) any other Contract (excluding Parent Leases), not otherwise covered by clauses (i) through (xi) of this Section 5.12(a), that requires payments by Parent or its Subsidiaries in excess of $1,000,000 during any one year and (B) is not cancelable on 90 days, or less notice; and

(xiii) any written commitment (including any letter of intent or memorandum of understanding) to enter into any agreement of the type described in clauses (i) through (xii) of this Section 5.12(a).

(b) Each Parent Contract, assuming such Parent Contract is a legal, valid and binding obligation of and enforceable against the other parties thereto in accordance with its terms, constitutes a valid and binding obligation of Parent or the Subsidiary of Parent party thereto and is enforceable against Parent or such Subsidiary, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). None of Parent or its Subsidiaries and, to Parent’s knowledge, no other party to a Parent Contract is in breach or default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a breach or default under) any Parent Contract.

Section 5.13  Parent SEC Reports and Parent Financial Statements.

(a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since July 1, 2005. The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Exchange Act or the Securities Act, as the case may be, and (ii) did not at the time they were filed (and, in the case of a registration statement, as of its effective date) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is a registrant with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of Parent and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to immaterial normal year-end adjustments).

(c) Parent has designed and maintained a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, regulations and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Parent’s auditors and the audit committee of Parent’s Board of Directors (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(d) Except as set forth on or reserved against in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of June 30, 2006 included in Parent’s Form 10-K for the year ended June 30, 2006, including the notes thereto, none of Parent or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise or in excess of amounts specifically reserved against in such consolidated balance sheet), except for liabilities or obligations (i) incurred since June 30, 2006 in the ordinary course of business generally consistent with past practice; (ii) that have not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) to be incurred in connection with the transactions contemplated hereby; or (iv) incurred to the extent permitted pursuant to Section 6.2(d).

(e) Parent has made available to the Company copies of all comments letters received by Parent from the SEC since June 30, 2004, together with all written responses thereto. As of the date of this Agreement, to Parent’s knowledge, there are no outstanding or unresolved comments in such comment letters received by Parent from the SEC.

Section 5.14  Absence of Certain Changes.  Since June 30, 2006 until the date hereof, there has not occurred any change, event or circumstance that has had or would be reasonably expected to have a Parent Material Adverse Effect. Except as expressly contemplated by this Agreement or set forth in Section 5.14 of the Parent Disclosure Letter, since June 30, 2006 until the date hereof, the Parent and its Subsidiaries have conducted their business in the ordinary course generally consistent with past practices in all material respects and none of the Parent or its Subsidiaries has:

(a) amended its Certificate of Incorporation, By-Laws or other organizational documents;

(b) adopted a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(c) (i) issued, sold, transferred, or otherwise disposed of any shares of its capital stock, or other voting securities or any securities convertible into or exchangeable for any of the foregoing, (ii) granted or issued any options, warrants, securities or rights that are linked to the value of the Parent Common Stock, or other rights to purchase or obtain any shares of its capital stock or any of the foregoing or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (iii) declared, set aside or paid any dividend or other distribution with respect to any shares of its capital stock, or (iv) redeemed, purchased or otherwise acquired any shares of its capital stock or any rights, warrants or options to acquire any such shares or effected any reduction in capital, except (with respect to clauses (i) through (iv) above) for: (A) issuances of capital stock of Parent’s Subsidiaries to the Parent or a wholly owned Subsidiary of Parent, (B) issuances of shares of Parent Common Stock upon exercise of employee stock options, upon vesting of restricted stock or redemptions, purchases or other acquisitions of capital stock in connection with net exercises or withholding with respect to the foregoing, (C) grants made pursuant to Parent Plans or the Parent Stock Plans and (D) dividends or distributions by any Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent;

(d) entered into or consummated any transaction involving the acquisition (including, without limitation, by merger, consolidation or acquisition of the business, stock or all or substantially all of the assets or other business combination) of any other Person for consideration to such Person in excess of $500,000 (other than purchases of inventory or acquisitions of real property, fixtures and equipment in the ordinary course of business generally consistent with past practice);

(e) sold, leased, licensed or otherwise disposed of any fixed assets or personal property for consideration in excess of $500,000, (i) except pursuant to existing Contracts, (ii) for sales of inventory, goods, personal property and fixed assets in the ordinary course of business generally consistent with past practice, or (iii) pursuant to any Parent Tenant Leases; or

(f) changed any of its material accounting policies or practices, except as required as a result of a change in GAAP or the rules and regulations of the SEC.

Section 5.15  Insurance.  Section 5.15 of the Parent Disclosure Letter sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by Parent and its Subsidiaries on their respective properties, assets, products, business, or personnel. Parent maintains, with reputable insurers or through self-insurance, insurance in such amounts, including deductible arrangements, and covering such risks as is customary for companies engaged in the same or similar business. All premiums payable under such insurance policies have been paid in a timely manner and Parent and its Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies. All Parent insurance policies are in full force and effect. Neither Parent nor any of its Subsidiaries is in default under any provisions of any such policy of insurance and neither Parent nor any of its Subsidiaries has received notice of cancellation of any such insurance. To Parent’s knowledge (i) there is no material claim pending under any Parent insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of any such insurance policy or (ii) there has been no threatened termination of, or material premium increase with respect to, any such insurance policy.

Section 5.16  Brokers’ Fees.  Section 5.16 of the Parent Disclosure Letter sets forth a list of all agreements with any broker, investment banker, financial advisor or other Person entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Affiliates. Parent has made available to the Company true and complete copies of all such agreements.

Section 5.17  Opinion of Financial Advisor.  Prior to the date hereof, the Board of Directors of Parent has received the written opinion of JMP Securities LLC, financial advisor to the Board of Directors of Parent, to the effect that, as of the date of such opinion and subject to the qualifications stated therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Parent Common Stock. Parent has made available to the Company a true and complete copy of such written opinion of JMP Securities LLC.

Section 5.18  Title to Assets.  Parent and each Subsidiary has good title to, valid leasehold interests in or a valid right to use, all of their respective material assets except for such assets that have been sold or otherwise disposed of in the ordinary course of business consistent with past practice. Other than as set forth in Section 5.18 of the Parent Disclosure Letter, and other than assets subject to Sections 5.4 or 5.5 or assets in which Parent or any of its Subsidiaries has leasehold interest or a valid right to use, all of the material assets of Parent and its Subsidiaries are held free and clear of any Encumbrance other than Permitted Encumbrances except for Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.19  Sarbanes-Oxley.  Since June 30, 2006, (A) neither Parent nor any Subsidiaries of Parent nor, to Parent’s knowledge, any Representative of Parent or any Subsidiaries of Parent has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding improper, fraudulent or questionable accounting or auditing practices, procedures, methodologies or methods of Parent or any Subsidiaries of Parent or their respective internal accounting controls relating to periods after June 30, 2006 (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to Parent’s knowledge, no attorney representing Parent or any Subsidiaries of Parent, whether or not employed by Parent or any Subsidiaries of Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after June 30, 2006, by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or executive officer of Parent.

Section 5.20  Transactions with Insiders.  Other than (i) as set forth in Section 5.20 of the Parent Disclosure Letter, (ii) as set forth in the Parent SEC Reports or (iii) compensation or other employment arrangements entered into in the ordinary course of business, no director, officer, employee or 5% or greater stockholder of Parent or its Subsidiaries nor any member of any such officer’s, director’s, employee’s or stockholder’s immediate family is a party to any Contract with Parent or its Subsidiaries or any Affiliate of Parent or its Subsidiaries.

Section 5.21  State Takeover Laws.  Assuming the representations of the Company in Section 4.24 are true and correct, Parent has taken all necessary action to exempt the transactions contemplated by this Agreement, including without limitation, the Merger, and the Parent Voting Agreements and other agreements and documents entered into by the Company and its directors, officers and stockholders in connection with this Agreement and the Merger, from the voting requirements and limitation on business combinations contained in any applicable “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover Law, including Section 203 of the DGCL.

Section 5.22  Form S-4 and Joint Proxy Statement.  The Form S-4 and the Joint Proxy Statement that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, neither Parent nor

Merger Sub makes any representation or warranty with respect to any information supplied by or relating to the Company which is contained in the Form S-4 and the Joint Proxy Statement.

Section 5.23  Vote Required.  The Parent Stockholder Approval is the only vote of the holders of any class or series of Parent’s or Merger Sub’s capital stock necessary to approve the issuance of Parent Common Stock pursuant to this Agreement, to elect the New Board, and to approve Parent Certificate of Incorporation Amendment.

Section 5.24  Ownership of Company Common Stock.  Immediately prior to the date hereof, (i) neither Parent nor Merger Sub owns shares of Company Common Stock and (ii) neither Parent nor any of its “affiliates” or “associates” within the last three years has owned 15% or more of the outstanding shares of Company Common Stock in the aggregate (as such terms are defined in Section 203 of the DGCL).

Section 5.25  Release or Waiver.  Parent has not, nor has any of its Subsidiaries or any of their respective Representatives, directly or indirectly, in the past year, granted any waiver or release under any standstill, confidentiality or similar agreement with respect to any class of Parent’s equity securities or any equity securities of its Subsidiaries.

Section 5.26  Regulatory Authorizations and Compliance.  Parent and its Subsidiaries and their respective officers and employees (in their capacities as such) have each obtained (i) all licensing, Permits, registrations, certifications, consents, approvals and other authorizations of governmental agencies and self-regulatory agencies, if any, required under the securities, commodities, investment management, investment advisory, or similar Laws of the United States and any state thereof and (ii) all such licenses, Permits, registrations, certifications, consents, approvals and other authorizations are in full force and effect, except in each case where the failure to possess or to be in full force and effect has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.27  Disclaimer of Other Representations and Warranties.  Neither Parent nor Merger Sub makes, and neither Parent nor Merger Sub has made, any representations or warranties in connection with this Agreement, or the Merger and the transactions contemplated hereby other than those expressly set forth herein or in any certificates delivered by Parent or the Merger Sub in connection with the Closing. It is understood that any data, any financial information or any memoranda or other materials or presentations are not and shall not be deemed to be or to include representations and warranties of Parent or Merger Sub. Except as expressly set forth herein or in any certificates delivered by Parent or Merger Sub in connection with the Closing, no Person has been authorized by Parent or the Merger Sub to make any representation or warranty relating to Parent or any of its Subsidiaries or their respective businesses, or otherwise in connection with this Agreement or the Merger and the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent or the Merger Sub.

ARTICLE VI

COVENANTS

Section 6.1  Conduct of the Business by the Company.  From and after the date hereof to the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) contemplated by this Agreement, (ii) listed in Section 6.1 of the Company Disclosure Letter or (iii) consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall and shall cause each of its Subsidiaries to (A) conduct its business in the ordinary course of business generally consistent with past practice, (B) comply with all applicable Laws and all Company Contracts (which for purposes of this Section 6.1 shall include any Contract that would be a Company Contract if existing on the date of this Agreement), and (C) use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and key employees. Without limiting the generality of the foregoing, during the period specified in the preceding sentence, except as (i) otherwise contemplated by this Agreement, (ii) listed in Section 6.1 of the Company Disclosure Letter or (iii) consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions:

(a) amend or propose to amend its Certificate of Incorporation, By-Laws or other organizational documents other than as permitted by clause (b) below;

(b) except as provided in Section 6.3, adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(c) (i) issue, sell, pledge, transfer or otherwise dispose of or encumber any shares of its capital stock, or other voting securities or any securities convertible into or exchangeable for any of the foregoing; (ii) grant or issue any options, warrants, securities or rights that are linked to the value of the Company Common Stock, or other rights to purchase or obtain any shares of its capital stock or any of the foregoing or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units; (iii) split, combine, subdivide or reclassify any shares of its capital stock; (iv) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock; or (v) redeem, purchase or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares or effect any reduction in capital, except (with respect to clauses (i) through (v) above, but in all instances subject to the Aggregate Merger Consideration and the Aggregate Adjusted Options) for: (A) issuances of capital stock of the Company’s Subsidiaries to the Company or a wholly owned Subsidiary of the Company; (B) issuances of shares of Company Common Stock upon exercise of stock options, upon vesting of restricted stock or redemptions, purchases or other acquisitions of capital stock in connection with net exercises or withholding with respect to the foregoing; (C) in connection with or pursuant to Company Plans or the Company Stock Plan; (D) dividends or distributions by any Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company; (E) as contemplated by Section 3.3(a); or (F) as set forth in Section 6.1(c) of the Company Disclosure Letter;

(d) (i) issue any note, bond or other debt security or right to acquire any debt security, repurchase, repay or incur or guarantee any Indebtedness other than (A) trade or standby letters of credit in the ordinary course of business; (B) in the ordinary course of business generally consistent with past practice; (C) pursuant to the Company Credit Agreement and other Contracts regarding other Indebtedness listed in the Company Disclosure Letter; (D) issuances, incurrences or guarantees by the Company to any wholly owned Subsidiary of the Company or by a Subsidiary to the Company or any other wholly owned Subsidiary of the Company; (E) commitments existing as of the date of this Agreement listed in the Company Disclosure Letter; (F) in connection with any equipment leases entered into in the ordinary course of business generally consistent with past practice; (G) guarantees of any Indebtedness permitted by the foregoing clauses (A) through (F) or (H) repayment of Indebtedness under the Company Credit Agreement or in accordance with the terms of Indebtedness outstanding on the date hereof or incurred after the date hereof in accordance with this Section 6.1(d);

(e) (i) increase the benefits under any Company Plan; (ii) increase the compensation or benefits payable to, or enter into any employment agreements with, any current or former director, officer, employee or consultant of the Company or its Subsidiaries; (iii) grant any rights to severance, change in control or termination pay to, or enter into any severance or change in control agreement or arrangement with, any current or former director, officer, employee or consultant of the Company or its Subsidiaries; or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Plan, except (with respect to clauses (i) through (iv) above): (A) as required by applicable Law or under the terms of this Agreement or any Company Plan or employment Contract, including under any existing severance agreements or arrangements in existence as of the date of this Agreement; (B) in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad based plans that do not increase the cost thereof in any material respect; (C) with respect to clauses (i) and (ii) above, with respect to employees in connection with promotions in the ordinary course of business generally consistent with past practice; or (D) in connection with hiring of an individual to replace any existing executive officer the base salary of which is not in excess of 150% of the base salary of the executive officer whom such individual replaces;

(f) (i) enter into or consummate any transaction involving the acquisition (including by merger, consolidation or acquisition of the business, equity or voting interest or all or substantially all of the assets or other business combination) of any other Person; (ii) make any loans, advances (other than loans or advances to employees of or consultants to the Company in the ordinary course of business generally consistent with past practice) or capital contributions to, or investments in, any other Person other than to the Company or any of its existing Subsidiaries;

(g) acquire, sell, lease or otherwise dispose of assets, except (i) pursuant to existing Contracts; (ii) inventory, goods, personal property and fixed assets in the ordinary course of business generally consistent with past practice; (iii) pursuant to any Company Tenant Leases whether now existing or entered into after the date hereof in the ordinary course of business generally consistent with past practice; (iv) obsolete equipment and property no longer used in operation of Company’s business; (v) immaterial assets related to discontinued operations; (vi) with respect to the Company Owned Real Property; or (v) all acquisitions or dispositions of assets necessary with respect to the Company’s tenant in common programs, managed REIT’s, strategic funds or other similar programs managed or sponsored by the Company, which are entered into in the ordinary course of business consistent with past practice.

(h) encumber any assets or property that are material to the Company and its Subsidiaries taken as a whole, except for Encumbrances (i) that would constitute a Permitted Encumbrance; (ii) related to any Indebtedness that may be incurred pursuant to Section 6.1(d); (iii) pursuant to existing Contracts; or (iv) pursuant to any Company Tenant Leases whether now existing or entered into after the date hereof in the ordinary course of business generally consistent with past practice;

(i) other than in the ordinary course of business consistent with past practices make or commit to make any capital expenditures in excess of $1,000,000;

(j) pay, discharge, satisfy or settle any Action or threatened Action involving a payment by the Company or any of its Subsidiaries other than any payment, discharge, satisfaction or settlement in the ordinary course of business consistent with past practice;

(k) change any of its material accounting policies or practices, except as may be required by GAAP or by changes in GAAP;

(l) (i) except as required by Law, make, change or revoke any material election in respect of Taxes, or (ii) adopt or change any material accounting method in respect of Taxes, if such action would have an adverse effect on the Company;

(m) fail to maintain continuously in full force and effect any current material insurance policy or a commercially reasonable substitute for such a material insurance policy for a company engaged in business similar to those of the Company and it’s Subsidiaries;

(n) enter into any interest rate or currency swaps, caps, floors or option Contracts of the Company or its Subsidiaries or any other interest rate or currency risk management arrangement or foreign exchange Contracts of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice;

(o) enter into, modify, amend or terminate any Company Contract or waive, release, compromise or assign any material rights or claims thereunder, other than in the ordinary course of business; or

(p) agree or commit by Contract or otherwise to do any of the foregoing.

Nothing contained in this Section 6.1 or anywhere else in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time.

Section 6.2  Conduct of the Business by Parent.  From and after the date hereof to the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1, except as (i) contemplated by this Agreement, (ii) listed in Section 6.2 of the Parent Disclosure Letter or (iii) consented to by the Company in writing (which consent shall not be unreasonably withheld or delayed), Parent shall and shall cause each of its

Subsidiaries to (A) conduct its business in the ordinary course of business generally consistent with past practice, (B) comply with all applicable Laws and all Parent Contracts (which for purposes of this Section 6.2 shall include any Contract that would be a Parent Contract if existing on the date of this Agreement), and (C) use its commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current officers and key employees. Without limiting the generality of the foregoing, during the period specified in the preceding sentence, except as (i) otherwise contemplated by this Agreement, (ii) listed in Section 6.2 of the Parent Disclosure Letter or (iii) consented to by the Company in writing (which consent shall not be unreasonably withheld or delayed), the Parent shall not, and shall cause each of its Subsidiaries not to, take any of the following actions:

(a) except as contemplated in the Parent Certificate of Incorporation Amendment, amend or propose to amend its Certificate of Incorporation, By-Laws or other organizational documents other than as permitted by clause (b) below;

(b) except as provided in Section 6.3, adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization;

(c) (i) issue, sell, pledge, transfer or otherwise dispose of or encumber any shares of its capital stock, or other voting securities or any securities convertible into or exchangeable for any of the foregoing; (ii) grant or issue any options, warrants, securities or rights that are linked to the value of the Parent Common Stock, or other rights to purchase or obtain any shares of its capital stock or any of the foregoing or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units; (iii) split, combine, subdivide or reclassify any shares of its capital stock; (iv) declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock; or (v) redeem, purchase or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares or effect any reduction in capital, except (with respect to clauses (i) through (v) above) for: (A) issuances of capital stock of the Parent’s Subsidiaries to the Parent or a wholly owned Subsidiary of Parent; (B) issuances of shares of Parent Common Stock upon exercise of stock options, upon vesting of restricted stock or redemptions, purchases or other acquisitions of capital stock in connection with net exercises or withholding with respect to the foregoing; (C) in connection with or pursuant to Parent Plans or Parent Stock Plan; (D) dividends or distributions by any Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent; (E) as contemplated by Section 3.3(a); or (F) as set forth in Section 6.2(c) of the Parent Disclosure Letter;

(d) (i) issue any note, bond or other debt security or right to acquire any debt security, repurchase, repay or incur or guarantee any Indebtedness other than (A) trade or standby letters of credit in the ordinary course of business; (B) in the ordinary course of business generally consistent with past practice; (C) pursuant to the Parent Credit Agreement and other Contracts regarding other Indebtedness listed in the Parent Disclosure Letter; (D) issuances, incurrences or guarantees by the Parent to any wholly owned Subsidiary of Parent or by a Subsidiary to Parent or any other wholly owned Subsidiary of the Parent; (E) commitments existing as of the date of this Agreement listed in the Parent Disclosure Letter; (F) in connection with any equipment leases entered into in the ordinary course of business generally consistent with past practice; (G) guarantees of any Indebtedness permitted by the foregoing clauses (A) through (F) or (H) repayment of Indebtedness under the Parent Credit Agreement or in accordance with the terms of Indebtedness outstanding on the date hereof or incurred after the date hereof in accordance with this Section 6.2(d);

(e) (i) increase the benefits under any Parent Plan; (ii) increase the compensation or benefits payable to, or enter into any employment agreements with, any current or former director, officer, employee or consultant of the Parent or its Subsidiaries; (iii) grant any rights to severance, change in control or termination pay to, or enter into any severance or change in control agreement or arrangement with, any current or former director, officer, employee or consultant of the Parent or its Subsidiaries; or (iv) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Parent Plan, except (with respect to clauses (i) through (iv) above): (A) as required by applicable Law or under the terms of this Agreement or any Parent Plan or employment Contract, including under any existing severance agreements or arrangements in existence as of the date of this Agreement; (B) in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad based plans that do not increase the cost thereof in any material respect; (C) with respect to clauses (i) and (ii) above, with respect to employees in connection with promotions in the ordinary course of business generally consistent with past practice; or (D) in connection with hiring of an individual to replace any existing executive officer the base salary of which is not in excess of 150% of the base salary of the executive officer whom such individual replaces;

(f) (i) enter into or consummate any transaction involving the acquisition (including by merger, consolidation or acquisition of the business, equity or voting interest or all or substantially all of the assets or other business combination) of any other Person; (ii) make any loans, advances (other than loans or advances to employees of or consultants to the company in the ordinary course of business generally consistent with past practice) or capital contributions to, or investments in, any other Person other than to Parent or any of its existing Subsidiaries;

(g) acquire, sell, lease or otherwise dispose of assets, except (i) pursuant to existing Contracts; (ii) inventory, goods, personal property and fixed assets in the ordinary course of business generally consistent with past practice; (iii) pursuant to any Parent Tenant Leases whether now existing or entered into after the date hereof in the ordinary course of business generally consistent with past practice; (iv) obsolete equipment and property no longer used in operation of Parent’s business; (v) immaterial assets related to discontinued operations; or (vi) with respect to the Parent Owned Real Property;

(h) encumber any assets or property that are material to Parent and its Subsidiaries taken as a whole, except for Encumbrances (i) that would constitute a Permitted Encumbrance; (ii) related to any Indebtedness that may be incurred pursuant to Section 6.2(d); (iii) pursuant to existing Contracts; or (iv) pursuant to any Parent Tenant Leases whether now existing or entered into after the date hereof in the ordinary course of business generally consistent with past practice;

(i) Other than in the ordinary course of business consistent with past practices make or commit to make any capital expenditures in excess of $1,000,000;

(j) pay, discharge, satisfy or settle any Action or threatened Action involving a payment by Parent or any of its Subsidiaries other than any payment, discharge, satisfaction or settlement in the ordinary course of business consistent with past practice;

(k) change any of its material accounting policies or practices, except as may be required by GAAP or the rules and regulations of the SEC or by changes in GAAP or such SEC rules and regulations;

(l) (i) except as required by Law, make, change or revoke any material election in respect of Taxes, or (ii) adopt or change any material accounting method in respect of Taxes, if such action would have an adverse effect on Parent;

(m) fail to maintain continuously in full force and effect any current material insurance policy or a commercially reasonable substitute for such a material insurance policy for a company engaged in business similar to those of Parent and it’s Subsidiaries;

(n) enter into any interest rate or currency swaps, caps, floors or option Contracts of Parent or its Subsidiaries or any other interest rate or currency risk management arrangement or foreign exchange Contracts of Parent or its Subsidiaries other than in the ordinary course of business consistent with past practice;

(o) enter into, modify, amend or terminate any Parent Contract or waive, release, compromise or assign any material rights or claims thereunder, other than in the ordinary course of business; or

(p) agree or commit by Contract or otherwise to do any of the foregoing.

Nothing contained in this Section 6.2 or anywhere else in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Parent’s Subsidiaries’ operations prior to the Effective Time.

Section 6.3  No Solicitation; Other Offers.

(a) Subject to Section 6.3(b), from and after the date hereof through the earlier of the Effective Time or the termination of this Agreement, each of Parent and the Company agrees that neither it nor any of its Subsidiaries shall, and that neither it nor any of its Subsidiaries shall authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or encourage or facilitate the submission of any Competing Proposal; (ii) enter into, initiate or participate in any discussions or negotiations with, furnish any non-public information relating to it or any of its Subsidiaries or afford access to its business, properties, assets, books or records or the business, properties, assets, books or records of any of its Subsidiaries, to otherwise cooperate in any way with, or assist or encourage any effort by any Third Party that is seeking to make, or has made, or may reasonably be expected to make, a Competing Proposal; (iii) grant any waiver or release under any standstill, confidentiality or similar agreement with respect to any class of its equity securities or any equity securities of its Subsidiaries; (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to a Competing Proposal other than a confidentiality agreement permitted by Section 6.3(b); or (v) take any action, other than as contemplated by this Agreement in connection with the Merger, to exempt any Third Party from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause or permit such restrictions not to apply (all such actions collectively referred to as “DGCL 203 Modifications”). Each of Parent and the Company shall, shall cause its respective Subsidiaries to, and shall use all commercially reasonable efforts to cause its Representatives and the Representatives of any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions and negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Competing Proposal and shall use its commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company or Parent, as the case may be, that was furnished by or on behalf of the Company or Parent, as the case may be, prior to the date hereof to return or destroy all such information.

(b) Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, if the Company receives a Competing Proposal that was not solicited by the Company, its Subsidiaries or its Representatives in violation of Section 6.3(a), or at any time prior to the receipt of the Parent Stockholder Approval, if Parent receives a Competing Proposal that was not solicited by Parent in violation of Section 6.3(a), and which either constitutes a Superior Proposal or which the Board of Directors of such Person determines in good faith, after consultation with its financial advisors and outside counsel, would reasonably be expected to result in a Superior Proposal, the Company or the Parent, as applicable, directly or indirectly through its Representatives, may (i) engage in negotiations or discussions (including the solicitation of a revised Competing Proposal) with such Third Party and (ii) furnish to such Third Party and its attorneys, auditors, advisors and financing sources non-public information relating to, and afford such Third Party access to, its business, properties, assets, books and records or the business, properties, assets, books and records of any of its Subsidiaries pursuant to a confidentiality agreement on terms no less favorable than either the Company Confidentiality Agreement or the Parent Confidentiality Agreement (it being understood that such confidentiality agreement will not include any provision calling for an exclusive right to negotiate with the Company or Parent, as applicable, or having the effect of prohibiting the Company or the Parent, as applicable, from satisfying its obligations under this Section 6.3). Nothing contained herein shall prevent the Board of Directors of the Parent or the Company from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a Competing Proposal, or from making any other legally required disclosure to its stockholders with regard to the Competing Proposal under applicable federal securities Laws, the regulations of any national securities exchange on which its capital stock is listed or as required under Delaware Law if, it being understood, however, that this Section 6.3(b) shall not be deemed to permit the Board of Directors of the Company or the Board of Directors of Parent to make an Adverse Recommendation Change or take any of the actions referred to in clause (v) of Section 6.3(a), except in each case to the extent permitted by Section 6.3(e). For the avoidance of doubt, for all purposes under this Agreement, including Article VIII, any disclosure or communication by the Board of Directors of the Company or Board of Directors of Parent regarding the status of any Competing Proposal or any stop-look-listen communication under Rule 14d-9(f) shall not, in and of itself, be considered an Adverse Recommendation Change or a violation of this Section 6.3.

(c) The Company shall notify Parent or Parent shall notify the Company (“Notice of Proposal”) as promptly as practicable after receipt by such Person or any of its Subsidiaries or Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations in connection with any Competing Proposal, specifying the material terms and conditions thereof and, to the extent not prohibited by any confidentiality agreement or other similar agreement in existence as of the date of this Agreement, the identity of the Third Party making such inquiry, proposal, offer or request (and, in the case of an entity, the ultimate beneficial owner thereof, if known to such Person). Each party shall keep the other party reasonably informed, on a prompt basis, of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests, and shall promptly provide to the other party a copy of all written inquiries, proposals or offers, requests for information or requests for discussions or negotiations from any other Person and all written due diligence materials or other information provided by or on behalf of the Company or the Parent, as applicable, or any of its Subsidiaries in connection therewith that was not previously provided to the other party hereto.

(d) Neither the Board of Directors of the Company or the Parent nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to the other party hereto), or propose, announce an intent to, or resolve to, withdraw (or modify in a manner adverse to the other party hereto), the recommendation or declaration of advisability by such Board of Directors or any such committee of this Agreement or the Merger or (B) publicly recommend the approval or adoption of, or propose to recommend, announce an intent to recommend, or resolve to recommend, any Competing Proposal or Superior Proposal (any action described in this clause (i) whether or not required by Law, being referred to as an “Adverse Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries or the Parent or any of its Subsidiaries, as the case may be, to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Competing Proposal, other than any confidentiality agreement referred to in Section 6.3(b).

(e) Notwithstanding the foregoing or anything else in this Agreement to the contrary, if the Company has otherwise complied with its obligations under this Section 6.3, then at any time prior to the time when the Company Stockholder Approval has been obtained, the Company receives an unsolicited bona fide written Competing Proposal that is not subsequently withdrawn and the Board of Directors of the Company concludes in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel that taking such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change or publicly propose to make an Adverse Recommendation Change; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change or publicly propose to make an Adverse Recommendation Change, unless the Company has first (x) provided notice (“Notice of Superior Proposal”) to Parent that a Competing Proposal described in a Notice of Proposal previously furnished to Parent constitutes a Superior Proposal, (y) given Parent five (5) Business Days following Parent’s receipt of the Notice of Superior Proposal to propose revisions to the terms of this Agreement (or make another proposal) and (z) shall have negotiated, and cause its Representatives to negotiate, during such five-day period in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and at the end of such period the Board of Directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, that such Competing Proposal remains a Superior Proposal relative to the Merger, as supplemented by any counterproposals made by Parent (it being understood and agreed that any amendment to any material term of such Competing Proposal shall require a new Notice of Superior Proposal but only require a new three (3) Business Day period under clause (y)). Notwithstanding the foregoing or anything else in this Agreement to the contrary, if Parent has otherwise complied with its obligations under this Section 6.3, then at any time prior to the time when the Parent Stockholder Approval has been obtained, Parent receives an unsolicited bona fide written Competing Proposal that is not subsequently withdrawn and the Board of Directors of Parent concludes in good faith (A) after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and (B) after consultation with its outside legal counsel that taking such action is necessary to comply with its fiduciary duties to the stockholders of Parent under applicable Law, the Board of Directors of Parent may make an Adverse Recommendation Change or publicly propose to make an Adverse Recommendation Change; provided, however, that the Board of Directors of Parent shall not make an Adverse Recommendation Change or publicly propose to make an Adverse Recommendation Change, unless Parent has first (x) provided a Notice of Superior Proposal to the Company that a Competing Proposal described in a Notice of Proposal previously furnished to the Company constitutes a Superior Proposal, (y) given the Company five (5) Business Days following the Company’s receipt of the Notice of Superior Proposal to propose revisions to the terms of this Agreement (or make another proposal) and (z) shall have negotiated, and cause its Representatives to negotiate, during such five-day period in good faith with the Company and its Representatives with respect to such proposed revisions or other proposal, if any, and at the end of such period the Board of Directors of Parent shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by the Company, if any, that such Competing Proposal remains a Superior Proposal relative to the Merger, as supplemented by any counterproposals made by the Company (it being understood and agreed that any amendment to any material term of such Competing Proposal shall require a new Notice of Superior Proposal but only require a new three (3) Business Day period under clause (y)). Notwithstanding the foregoing or anything else in this Section 6.3 or otherwise in this Agreement to the contrary, at any time prior to receipt of Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change, if after consultation with its outside counsel, the Board of Directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company shall not make an Adverse Recommendation Change until after the fifth Business Day following Parent’s receipt of written notice ( a “Notice of Adverse Change”) from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor. Notwithstanding the foregoing or anything else in this Section 6.3 or otherwise in this Agreement to the contrary, at any time prior to receipt of Parent Stockholder Approval, the Board of Directors of Parent may make an Adverse Recommendation Change, if after consultation with its outside counsel, the Board of Directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Board of Directors of Parent shall not make an Adverse Recommendation Change until after the fifth Business Day following the Company’s receipt of a Notice of Adverse Change from Parent advising the Company that the Board of Directors of Parent intends to take such action and specifying the reasons therefor.

Section 6.4  Stockholders Meetings.

(a) Company Stockholders Meeting.  Subject to Section 6.3, the Company shall (i) take all actions in accordance with the DGCL, its Certificate of Incorporation and By-Laws, all other applicable Laws to cause a meeting of its stockholders (the “Company Stockholders Meeting”) to be duly called and held as promptly as reasonably practicable (but which may be adjourned or postponed as required by Delaware Law) for the purpose of obtaining the Company Stockholder Approval, and hold a vote of the stockholders of the Company on this Agreement at the Company Stockholders Meeting, and (ii) subject to Section 6.3, recommend to its stockholders the adoption of this Agreement, and the transactions contemplated herein, including the Merger.

(b) Parent Stockholders Meeting.  Subject to Section 6.3, Parent shall (i) take all actions in accordance with the DGCL, its Certificate of Incorporation and By-Laws, all other applicable Laws and the rules and regulations of the NYSE to cause a meeting of its stockholders (the “Parent Stockholders Meeting”) to be duly called and held as promptly as reasonably practicable (but which may be adjourned or postponed as required by the federal securities Laws, the regulations of any national securities exchange on which the Parent Common Stock is listed or Delaware Law) for the purpose of obtaining the Parent Stockholder Approval, and hold a vote of the stockholders of Parent with respect to the election of the New Board, the issuance of Parent Common Stock pursuant to this Agreement and the Parent Certificate of Incorporation Amendment at the Parent Stockholders Meeting, and (ii) subject to Section 6.3, recommend to its stockholders the issuance of

Parent Common Stock pursuant to this Agreement, the election of the New Board and the Parent Certificate of Incorporation Amendment and the transactions contemplated herein, including the Merger.

Section 6.5  Tax Matters.  It is intended by the parties hereto that the merger shall constitute a “reorganization” within the meaning of Section 368 of the Code (a “Reorganization”). The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of treasury regulation sections 1.368.2(g) and 1.368-3(a). Absent a contrary “determination” (within the meaning of Code Section 1313(a)), no party or entity related to a party shall take a position on any Tax Return or take any action inconsistent with this Section 6.5, and each party shall use its commercially reasonable efforts to take such action as is necessary so that the Merger qualifies as a Reorganization. None of Parent, Merger Sub or the Company shall, and they shall not permit any of their respective Subsidiaries to, take any action (or fail to take any action) prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of Section 368(a) of the Code.

Section 6.6  Filings; Authorizations.

(a) The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall cooperate with each other and use their commercially reasonable efforts to promptly provide or file or cause to be provided or filed all necessary filings with Governmental Entities and any additional information requested by any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly inform each other and provide each other with copies of any communication or correspondence made to or received by, such party or its advisors from any Governmental Entity regarding any of the transactions contemplated by this Agreement and shall promptly cooperate and consult with respect to the preparation and submission of any filings, communication or correspondence with a Governmental Entity that may be required by Law, as well as with respect to the preparation and submission of any information requested by a Governmental Entity, including, to the extent practicable and subject to the terms of each of the Company Confidentiality Agreement and the Parent Confidentiality Agreement (to the extent that either is applicable) and any restrictions under any antitrust Laws, by providing to Parent, in the case of the Company, or the Company, in the case of Parent, or its outside counsel information and assistance that may reasonably be requested for such purpose. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent practicable, permit the other to review any communication, correspondence, submission or filing between it (or its advisors) and any Governmental Entity relating to this Agreement and shall, to the extent practicable, consult with the other in advance of any telephone calls, meetings or conferences with, any Governmental Entity and, to the extent practicable, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.

(c) In addition to the agreements set forth in Section 6.6(a), the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall (i) as promptly as practicable take all actions necessary to make the filings required under the HSR Act but in any event not later than ten (10) Business Days following the date of this Agreement and (ii) use their respective commercially reasonable efforts to substantially comply at the earliest practicable date with any request for additional information or documentary material received by Parent, the Company or any of their respective Subsidiaries or Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act or from any state attorney general.

(d) The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly cooperate with one another in determining whether any filing with a Governmental Entity, in addition to the HSR Act filings set forth in Section 6.6(a), is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties shall furnish such information as may be required in connection therewith and timely seek to obtain any such actions, consents, approvals or waivers.

(e) Without limiting Section 6.6(a), each of the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable and to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust Law. In furtherance of the foregoing, Parent and Merger Sub shall use their commercially reasonable efforts to seek to avoid the entry of, or seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of a court or any other Governmental Entity that would restrain, prevent or delay the Closing, including by defending through litigation any Action asserted by any Person in any court or before any other Governmental Entity and by exhausting all avenues of appeal.

Section 6.7  Director and Officer Liability; Indemnification.

(a) The Company, Parent and the Surviving Corporation agree that all rights to indemnification and all limitations on liability for acts or omissions occurring prior to the Effective Time existing in favor of any individual who, on or prior to the Effective Time, is or was a current or former officer, director or employee of any of Parent or their respective Subsidiaries (or, if deceased, such individual’s estates, heirs, personal representatives, successors and assigns) (collectively, the “D&O Indemnitees”), as provided in (i) the organizational documents of Parent and any applicable Parent Subsidiary in effect on the date of this Agreement or (ii) any agreement providing for indemnification by Parent or the applicable Parent Subsidiaries in effect on the date of this Agreement to which Parent or its Subsidiaries is a party or by which it is bound, shall survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Parent and the Surviving Corporation and its Subsidiaries after the Effective Time to the fullest extent permitted by Delaware Law for a period of six (6) years from the Effective Time. Parent shall, and shall cause each of the Surviving Corporation and Parent’s Subsidiaries to, take all actions required by, and otherwise comply with, the provisions of this Section 6.7(a). Without limiting the foregoing, in the event of any claim, action or proceeding, (i) Parent shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing, (y) pay the reasonable fees and expenses of counsel selected by each D&O Indemnitee, promptly after statements therefor are received and (z) vigorously assist each D&O Indemnitee in such defense, and (ii) Parent shall cooperate in the defense of any matter; provided, however, that Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Prior to the Effective Time, the Parent shall obtain, at Parent’s expense, “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance covering those directors and officers of the Parent and its Subsidiaries who, immediately prior to the Effective Time, were covered by Parent’s existing directors’ and officers’ liability insurance policies and in amount and scope at least as favorable to such directors and officers as such existing policies for claims arising from facts or events that occurred on or prior to the Effective Time.

(b) As of the Effective Time, the Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, limitation of or exculpation from liability and advancement of fees and expenses, except to the extent required by any applicable Law adopted, amended or reinterpreted after the date of this Agreement, than those set forth in the Certificate of Incorporation and the By-Laws of the Parent, respectively, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals (or, if deceased, such individual’s estates, heirs, personal representatives, successors and assigns) who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Parent or any of the Parent’s Subsidiaries.

(c) In the event Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall succeed to the obligations set forth in this Section 6.7.

(d) The obligations and liability of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.7 shall be joint and several.

(e) This Section 6.7 shall survive consummation of the Merger. It is expressly agreed that the D&O Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of the obligations to such persons set forth in this Section 6.7 and the covenants and agreements contained herein shall not be deemed exclusive of any other rights to which a D&O Indemnitee is entitled, whether pursuant to Law, contract or otherwise. The obligations of Parent, the Surviving Corporation and its Subsidiaries under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnitee or employee (or, if deceased, such individual’s estates, heirs, personal representatives, successors and assigns) to whom this Section 6.7 applies without the consent of such affected Person.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or Surviving Corporation or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

Section 6.8  Access to Information.

(a) From the date hereof to the Closing Date or the earlier termination of this Agreement, the Company and Parent shall, to the extent consistent with applicable Law (including antitrust Law), afford the other party hereto and its Representatives reasonable access during normal business hours, upon reasonable notice, to its officers, employees, agents, properties and offices and the officers, employees, agents, properties and offices of its Subsidiaries and to their books and records. In exercising its rights hereunder, each party shall (and shall cause each of its Representatives to) conduct itself so as not to interfere in the conduct of the business of the other party hereto and its Subsidiaries prior to Closing. From the date hereof to the Closing Date, the parties hereto acknowledge and agree that they and their Representatives shall not contact any officers, employees, landlords, tenants, licensees, franchisees, customers or agents of the other party hereto and its Subsidiaries unless consented to by such other party (such consent not to be unreasonably withheld or delayed) and that any contact hereunder shall be arranged and supervised by Representatives of the such party, unless the such party otherwise expressly consents with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither party hereto nor any of its Affiliates shall be required to disclose to the other party or any agent or Representative thereof any information (i) if doing so could violate any Contract to which such party or any of its Affiliates is a party or Law to which such party or any of its Affiliates is subject or (ii) which such party or any of its Affiliates believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges); provided that such party shall seek to obtain any consent required under any such Contract to permit such disclosure; provided, further, that if the a party hereto or any of its Affiliates believes in good faith that any such disclosure may result in a loss of the ability to successfully assert a claim of privilege, the Company and Parent shall use commercially reasonable efforts to cooperate and explore in good faith whether a method could be used to permit disclosure by such party or its Representatives without waiving such privilege.

(b) All information exchanged pursuant to this Section 6.8 shall be subject to each of the Company Confidentiality Agreement and the Parent Confidentiality Agreement, each of which confidentiality agreement will remain in full force and effect pursuant to their respective terms.

Section 6.9  Publicity.  Parent and the Company shall communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Parent and the Company agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by either of them without the prior consent of the other, except as such release or announcement may be required by Law or the rules and regulations of any stock exchange upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance.

Section 6.10  Preparation of the Form S-4 and the Joint Proxy Statement.  As soon as practicable (but in no event later than 45 days) following the date of this Agreement, (i) Parent and the Company shall prepare and Parent shall file with the SEC a joint proxy statement(s)/prospectus for the Company Stockholder Approval and the Parent Stockholder Approval (as amended and supplemented from time to time, the “Joint Proxy Statement”) and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 in connection with the issuance of the Parent Common Stock pursuant to this Agreement and the Merger (as amended and supplemented from time to time, the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent will use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders and Parent will cause the Joint Proxy Statement to be mailed to the Parent’s stockholders in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Form S-4 and the Joint Proxy Statement will comply as to form and substance in all material respects with the applicable requirements of all applicable securities Laws and the rules and regulations thereunder. The Company shall furnish to Parent all information as may be reasonably requested by Parent in connection with the preparation, filing and distribution of the Joint Proxy Statement and the Form S-4. The parties shall cooperate and notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information, and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Merger, or the other transactions contemplated by this Agreement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Parent or the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon, and each party shall in good faith consider for inclusion in the Joint Proxy Statement, or amendment or supplement thereto, all comments reasonably proposed by the other party. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent and/or the stockholders of the Company. None of the information supplied or to be supplied by the Company, on the one hand, or Parent and Merger Sub, on the other hand, for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders or Parent’s stockholders or at the time of the Company Stockholder Meeting or the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.11  Cooperation.  Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement and without limiting the application of the provisions of Section 6.6, each of the parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of the Company (in the case of Parent) or Parent and Merger Sub (in the case of the Company); (b) the obtaining of applicable consents, waivers or approvals of any Persons required under the terms of Parent Contracts, Company Contracts, Parent Leases or Company Leases; (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereunder; and (d) the execution and delivery of such instruments, and the taking of such other actions, as any other party may reasonably request in order to carry out this Agreement. Notwithstanding the foregoing, none of Parent, the Company, its Subsidiaries nor any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Third Party to obtain any applicable consent, waiver or approval.

Section 6.12  Employment and Employee Benefit Matters.

(a) From Effective Time until June 30, 2008, or such shorter period as such employee is a Continuing Employee (as defined below), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to each of the employees of Parent or any of its Subsidiaries who continue, at the Effective Time, as an employee of Parent or the Surviving Corporation or any of its Subsidiaries (“Continuing Employees”) base salary or wages, as applicable, any annual bonus opportunities, severance and employee benefits (excluding equity-based plans) that, in the aggregate, are no less favorable than the base salary or wages, as applicable, any annual bonus opportunities, severance and employee benefits (excluding equity-based plans), in the aggregate, provided to such Continuing Employee immediately prior to the Effective Date. All such salaries, wages, opportunities and benefits shall be paid or provided pursuant to arrangements or plans of Parent.

(b) To the extent permitted under applicable Law, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) give Continuing Employees full credit for all purposes including for eligibility to participate, vesting, severance and benefit accrual (other than with respect to any defined benefit plan) under the employee benefit plans or arrangements maintained by Parent, the Surviving Corporation or any of their applicable Subsidiaries in which such Continuing Employees may participate for such Continuing Employees’ service with Parent or its Subsidiaries (or any predecessors entities) to the same extent recognized by Parent or such Subsidiaries under the corresponding Parent Plans immediately prior to the Effective Time; provided, further, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits; (ii) with respect to any “welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained by Parent, the Surviving Corporation or any of their applicable Subsidiaries for the benefit of Continuing Employees on and after the Effective Time, (x) waive any eligibility requirements, waiting periods or pre-existing condition limitations to the same extent waived under comparable plans of Parent and its Subsidiaries immediately prior to the Effective Time, and (y) to cause such plans to provide credit for any deductible, co-payments and maximum out-of-pocket payments paid by such Continuing Employees in respect of the year in which the Effective Time occurs under the corresponding Company Plans immediately prior to the Effective Time; and (iii) recognize vacation days previously accrued and reserved for by the Company and its Subsidiaries.

(c) Nothing in this Section 6.12 shall create any third party beneficiary or other right (i) in any Person other than the parties to this Agreement, including any current or former directors, officers, employees or consultants of Parent or its Subsidiaries, any participant in any Parent Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates. Nothing in this Section 6.12 shall constitute an amendment or require any amendment to any Parent Plan or any other plan or arrangement covering current or former directors, officers, employees or consultants of Parent or its Subsidiaries.

Section 6.13  Merger Sub.  Parent will take all action necessary to cause Merger Sub and the Surviving Corporation (after the Effective Time) to perform all of their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 6.14  Stockholder Litigation.  Parent and the Company shall (subject to a joint defense agreement if applicable) consult with one another in connection with any Action by any Third Party against either of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. Subject to Section 6.3, Parent and the Company shall each use commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Neither party shall settle any such Action without the other’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.15  Termination of Credit Agreement.  Parent and the Company shall mutually determine if, upon Closing, it is in the best interest of the Parent and the Surviving Corporation to maintain, amend, pay off or terminate the Parent Credit Agreement and/or the Company Credit Agreement. In the event Parent and the Company determine to pay off the amounts owed under the Parent Credit Agreement or the Company Credit Agreement on the Closing Date, on or prior to the second Business Day prior to the Closing Date, the Parent or Company, as applicable, shall use commercially reasonable efforts to deliver to the other party copies of payoff letters (the “Payoff Letters”) with respect to the Parent Credit Agreement or the Company Credit Agreement, as applicable, in form and substance reasonably satisfactory to such other party and executed by the holder of the Indebtedness referenced therein (or agent thereof) and certifying as to the amount, if any, then outstanding and owing under the Parent Credit Agreement or Company Credit Agreement, as of the Closing Date, including all outstanding principal, accrued interest thereon, premium, if any, payable if prepaid on the Closing Date, with a further certification stating that, upon receipt of such amount, if any, on the Closing Date, such holder (or the agent thereof) shall release any liens and security interests on any of the assets of the Parent or Company, as applicable, in favor of such holder (or agent therefor) securing such Indebtedness. In the event that the parties cannot, in good faith, mutually agree as to the disposition of the Parent Credit Facility, Parent shall pay off the Parent Credit Facility.

Section 6.16  Resignation of Directors.  Prior to the Effective Time, Parent shall deliver to Company evidence satisfactory to the Company of the resignation or removal of any director of Parent who will not serve as a director of Parent as of the Effective Time and Parent shall deliver evidence satisfactory to the Company of a sufficient number of vacancies on the Board of Directors of Parent as of the Effective Time to comply with the provisions of Section 2.6. Prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation or removal of any director of the Company who will not serve as a director of the Surviving Corporation as of the Effective Time and the Company shall deliver evidence satisfactory to Parent of a sufficient number of vacancies on the Board of Directors of the Company as of the Effective Time to comply with the provisions of Section 2.5.

Section 6.17  Notification of Certain Matters.  Each party shall give prompt notice to the other party of the occurrence or nonoccurrence of any event or the change in any circumstance, or the discovery of any fact, that would reasonably be expected to cause any of the conditions precedent set forth in Article VII to not be satisfied; provided, that the delivery of any notice pursuant to this Section 6.16 shall not limit or otherwise affect the remedies available hereunder to either party.

Section 6.18  Special Purpose Acquisition Company.  Prior to the Effective Time, Parent shall not sell, pledge, transfer or otherwise dispose of or further encumber any shares of Grubb & Ellis Realty Advisors, Inc.

Section 6.19  The NYSE Listing.  Parent shall promptly prepare and submit to the NYSE, a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on the NYSE. The Company shall furnish such information concerning it, the Company’s director nominees pursuant to Section 2.6 hereof and the holders of the Company’s capital stock as Parent may reasonably request in connection with such actions and the preparation of the listing application.

Section 6.20  Rule 16b-3.  Prior to the Effective Time, the Parent may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of the Parent (including derivative securities with respect to equity securities of the Parent) resulting from the transactions contemplated by this Agreement by each officer or director of the Parent who is subject to Section 16 of the Exchange Act with respect to equity securities of the Parent.

Section 6.21  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other state takeover law is or may become applicable to the transactions contemplated hereby, the Company, Parent and Merger Sub shall each take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such law on the transactions contemplated hereby.

Section 6.22  Company Officer’s Certificate.  Not later than five (5) Business Days prior to (x) the mailing date of the Proxy Statement and (y) the anticipated Closing Date, the Company shall provide to Parent in writing its estimate (as of the Effective Time) of the number of outstanding Company Common Stock on a fully diluted basis. Immediately prior to the Effective Time, the Company shall provide to Parent a certificate of the chief executive officer or chief financial officer of the Company setting forth the number of Company Common Stock outstanding on a fully diluted basis.

Section 6.23  Company Registration Statement.  The parties acknowledge that on May 7, 2007 the Company filed a registration statement on Form S-1 with the SEC to provide for the registration of the resale of shares of the Company’s common stock pursuant to Section 5 of the Securities Act (the ‘Registration Statement”). The Company agrees that during the term of this Agreement that (i) the Company will deliver to Parent copies of all correspondence received by the Company from the SEC with respect to the Registration Statement, including but not limited to all letters of comment from the Staff of the Division of Corporate Finance of the SEC, and (ii) the Company shall deliver any proposed amendments or supplements to such registration statement at least three (3) Business Days prior to filing with the SEC to Parent and Parent’s counsel for review and comment and in good faith give consideration to any comments received from Parent or Parent’s counsel and the Company shall deliver any proposed responses to any SEC correspondence for review and comment and in good faith give consideration to any comments thereto.

Section 6.24  Intellectual Property License.  Notwithstanding anything set forth herein to the contrary, including but not limited to the provisions of Section 6.2 hereof, Parent shall be entitled to enter into that certain License Agreement substantially in the form annexed hereto as Exhibit F (the “License Agreement”).

Section 6.25  Company Affiliate Transactions.  Notwithstanding any other provision of this Agreement, prior to the Effective Time, the Company shall not enter into any transaction with any advisor, managing member or general partner of any entity set forth on Schedule 6.25 of the Company Disclosure Schedule unless otherwise consented to by Parent.

ARTICLE VII

CONDITIONS OF CLOSING

Section 7.1  Conditions to Each Party’s Obligations.  The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been received;

(b) Parent Stockholder Approval.  The Parent Stockholder Approval shall have been received;

(c) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and other applicable antitrust laws shall have been terminated or shall have expired or been terminated; and

(d) Injunctions; Illegality.  The consummation of the Merger or the other transactions contemplated hereby shall not have been restrained, enjoined or prohibited by any Judgment, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger or the transactions contemplated hereby by any Governmental Entity which is in effect and which prevents the consummation of or has the effect of making illegal the Merger or the transactions contemplated hereby (collectively, “Restraints”).

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Merger Sub in whole or in part in their sole discretion):

(a) (i) the representations and warranties of the Company contained in this Agreement that are qualified by reference to materiality or Company Material Adverse Effect (other than in Sections 4.1(a),

4.2(a), 4.3(a), 4.3(b) and 4.28) shall be true and correct in all respects (taking into account all exceptions therein for materiality and Company Material Adverse Effect) on the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date (taking into account all exceptions therein for materiality and Company Material Adverse Effect)) with the same force and effect as if made on and as of the Closing Date;

(ii) the representations and warranties of the Company set forth in Sections 4.1(a), 4.2(a), 4.3(a) and 4.3(b) shall be true and correct in all respects on the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date with the same force and effect as if made on and as of the Closing Date); and

(iii) all other representations and warranties of the Company shall be true and correct on the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not have, and is not reasonably likely to have, a Company Material Adverse Effect.

(b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(c) Parent shall have received (i) a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company that the conditions set forth in clauses (a) and (b) of this Section 7.2 have been satisfied; (ii) certified copies of resolutions duly adopted by the Board of Directors of the Company evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the Company Voting Agreement, and the consummation of the transactions contemplated hereby and thereby; and (iii) the officer’s certificates deliverable pursuant to Section 6.22;

(d) since the date of this Agreement, no change, event or circumstance has occurred that has had a Company Material Adverse Effect that is continuing and no change, event or circumstance has occurred and is continuing that would reasonably be expected to have a Company Material Adverse Effect; and

(e) the Company shall have received the consents listed in Section 7.2(e) of the Company Disclosure Letter. No such consent listed in Section 7.2(e) shall be conditioned or restricted in a manner which, in the reasonable judgment of Parent, would be reasonably likely to have a materially adverse impact on Parent or the Surviving Corporation.

Section 7.3  Additional Conditions to Obligations of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part in its sole discretion):

(a) (i) the representations and warranties of Parent and Merger Sub contained in this Agreement that are qualified by reference to materiality or a Parent Material Adverse Effect (other than in Sections 5.1(a), 5.2(a), 5.3(a) and 5.3(b)) shall be true and correct in all respects (taking into account all exceptions therein for materiality and Parent Material Adverse Effect), on the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date (taking into account all exceptions therein for materiality and Parent Material Adverse Effect)) with the same force and effect as if made on and as of the Closing Date;

(ii) the representations and warranties of Parent set forth in Sections 5.1(a), 5.2(a), 5.3(a), and 5.3(b) shall be true and correct in all respects, on the date hereof and on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date; and

(iii) all other representations and warranties of Parent and Merger Sub shall be true and correct on the date hereof and on and as of the Closing Date (except to the extent such representation and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate does not have, and is not reasonably likely to have, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date;

(c) the Company shall have received (i) a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent and Merger Sub that the conditions set forth in clauses (a) and (b) of this Section 7.3 have been satisfied; and (ii) certified copies of resolutions duly adopted by the Board of Directors of Parent evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Escrow Agreement and the Parent Voting Agreement, and the consummation of the transactions contemplated hereby and thereby;

(d) since the date of this Agreement, no change, event or circumstance has occurred that has had a Parent Material Adverse Effect that is continuing and no change, event or circumstance has occurred and is continuing that would reasonably be expected to have a Parent Material Adverse Effect;

(e) Parent shall have received the consents listed in Section 7.2(e) of the Parent Disclosure Letter; or alternatively, in the event that Parent elects to pay off the Parent Credit Facility pursuant to Section 6.15(b), Parent shall deliver the Parent Payoff Letters. No such consent listed in Section 7.2(e) shall be conditioned or restricted in a manner which in the reasonable judgment of the Company, would be reasonably likely to have a material adverse impact on Parent or the Surviving Corporation;

(f) Parent shall have delivered to the Company evidence, in a form reasonably satisfactory to the Company, of the appointment of the directors of Parent set forth on Schedule 2.6, with such appointments to become effective at the Effective Time; and

(g) the Company shall have received the opinion of Alston & Bird LLP, counsel to the Company, in from and substance reasonably acceptable to the Company and dated as of the Closing Date, to the effect that the Merger will be treated as a “plan of reorganization” within the meaning of treasury Regulation sections 1.368.2(g) and 1.368-3(a). In rendering such an opinion, Alston & Bird LLP may rely on customary assumptions and upon representations contained in officers’ certificates of the Company addressing such matters as Alston & Bird shall reasonably request.

ARTICLE VIII

TERMINATION

Section 8.1  Termination of Agreement.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

(a) by mutual written consent of Parent and Merger Sub on the one hand and the Company on the other hand;

(b) by written notice from either Parent or the Company to the other if:

(i) the Closing shall not have occurred by December 31, 2007 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement (directly or indirectly) in whole or in part has been a cause of or resulted in the failure of the Merger to be consummated on or before such date; provided, however, that if the failure to consummate the Merger by such date is due solely to a delay in obtaining (A) approval for the Merger pursuant to the HSR Act in accordance with Section 6.6 or (B) a declaration of effectiveness from the SEC for the Form S-4 in accordance with Section 6.10, the date referred to in this Section 8.1(b)(i) shall be the earlier of (a) March 31, 2008 or (b) five (5) Business Days after both of the following have occurred (i) the approval of the Merger pursuant to the HSR Act has been obtained and (ii) the SEC has declared the Form S-4 effective.

(ii) any of the conditions precedent to the obligations of such party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled by the date specified in Section 8.1(b)(i) (provided that this Section 8.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or other agreement contained in the Agreement (directly or indirectly), in whole or in part has been a cause of or resulted in the inability to satisfy or fulfill such condition precedent;

(iii) if upon a vote at the Company Stockholders Meeting, the Company Stockholder Approval is not obtained; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain such Company Stockholder Approval is attributable to a failure on the part of the Company to perform any of its covenants or obligations under this Agreement;

(iv) if upon a vote at the Parent Stockholders Meeting, the Parent Stockholder Approval is not obtained; provided, however, that the Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iv) if the failure to obtain such Parent Stockholder Approval is attributable to a failure on the part of Parent to perform any of its obligations under this Agreement; or

(v) any court of competent jurisdiction or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law, Judgment, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement and such Law, injunction, ruling, Judgment or other action shall have become final and nonappealable (a “Permanent Restraint”);

(c) by written notice from Parent to the Company:

(i) if, prior to the Company Stockholders Meeting, (A) the Board of Directors of the Company or any committee thereof makes an Adverse Recommendation Change;

(ii) if, prior to the Closing, there shall have occurred on the part of the Company a breach of any representation, warranty, agreement or covenant contained in this Agreement that (x) would result in a failure of a condition set forth in Section 7.2(a) or 7.2(b) and (y) is not curable or, if curable, is not cured by the earlier of (A) the date specified in Section 8.1(b)(i) or (B) the date which is 20 Business Days after written notice of such breach given by Parent to the Company;

(iii) if the Parent receives a Superior Proposal and the Board of Directors of Parent reasonably determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such proposal constitutes a Superior Proposal and that a failure by the Board of Directors to terminate this Agreement and enter into an agreement to effect such Superior Proposal would constitute a breach of its fiduciary duties to Parent’s Stockholders under applicable Law; provided, however, that the Parent may not terminate this Agreement pursuant to this Section 8.1(c)(iii) unless it has first complied with its obligations under Section 6.3; or

(iv) if a Company Material Adverse Effect shall have occurred or if any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

(d) by written notice from the Company to Parent:

(i) if, prior to the Parent Stockholders Meeting, (A) the Board of Directors of Parent or any committee thereof makes an Adverse Recommendation Change; or

(ii) if prior to the Closing there shall have occurred on the part of Parent or Merger Sub a breach of any representation, warranty, agreement or covenant contained in this Agreement that (x) would, result in a failure of a condition set forth in Sections 7.3(a) or 7.3(b) and (y) is not curable or, if curable, is not cured by the earlier of (A) the date specified in Section 8.1(b)(i) or (B) the date which is 20 Business Days after written notice of such breach is given by the Company to Parent; or

(iii) if the Company receives a Superior Proposal and the Board of Directors of the Company reasonably determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such proposal constitutes a Superior Proposal and that a failure by the Board of Directors to terminate this Agreement and enter into an agreement to effect such Superior Proposal would constitute a breach of its fiduciary duties to Company’s stockholders under applicable Law; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(d)(iii) unless it has first complied with its obligations under Section 6.3; or

(iv) if a Parent Material Adverse Effect shall have occurred or if any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Parent Material Adverse Effect.

Section 8.2  Deposit; Fees and Expenses.

(a) Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Wilmington Trust Corporation as the escrow agent (the “Escrow Agent”) Twenty Five Million Dollars ($25,000,000) (the “Deposit”), to be held, in an interest bearing account, and distributed in accordance with this Section 8.2 and with the concurrently executed Escrow Agreement in the form of Exhibit C annexed hereto (the “Escrow Agreement”).

(b) In accordance with the provisions of the Escrow Agreement, (i) upon the Closing, the Escrow Agent shall deliver the Deposit and all interest thereon to the Company, (ii) in the event of termination of this Agreement, the Escrow Agent shall deliver the Deposit and all interest thereon in accordance with this Section 8.2.

(c) Except as otherwise expressly set forth herein, each party shall bear its own costs and expenses (including fees and expenses of financial advisors and legal counsel) incurred in connection with this Agreement and the transaction contemplated thereby, whether or not the Merger is consummated.

(d) If this Agreement is terminated by (A) Parent pursuant to Section 8.1(c)(i), or (B) the Company, pursuant to Section 8.1(d)(iii), then the Escrow Agent shall deliver the Deposit as follows: (i) Fifteen Million Dollars ($15,000,000) and all interest thereon to Parent by wire transfer of immediately available funds and (ii) Ten Million Dollars ($10,000,000) and all interest thereon to the Company by wire transfer of immediately available funds.

(e) If this Agreement is terminated by (A) the Company pursuant to Section 8.1(d)(i), or (B) the Parent, pursuant to Section 8.1(c)(iii), then the Escrow Agent shall deliver the Deposit and all interest thereon to the Company and Parent shall pay (or cause to be paid) to the Company by wire transfer of immediately available funds a fee of Fifteen Million Dollars ($15,000,000).

(f) If this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Escrow Agreement shall deliver the Deposit and all interest thereon to Parent by wire transfer of immediately available funds.

(g) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then Parent shall pay (or cause to be paid) to the Company by wire transfer of immediately available funds a fee of Twenty Five Million Dollars ($25,000,000) and the Escrow Agent shall deliver the Deposit and all interest thereon to the Company.

(h) If the Agreement is terminated pursuant to Sections 8.1(a), 8.1(b)(i), 8.1(b)(ii), 8.1(b)(v), 8.1(c)(iv) or 8.1(d)(iv), then the Escrow Agent shall deliver the Deposit and all interest thereon to the Company.

(i) If the Agreement is terminated by the Parent or the Company pursuant to Section 8.1(b)(iii) and no Competing Proposal has been made in respect of the Company prior to the Company Stockholders Meeting, then the Escrow Agent shall deliver the Deposit and all interest thereon to the Company by wire transfer of immediately available funds in accordance with the first sentence of Section 8.2(l).

(j) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) and a Competing Proposal has been made in respect of the Company prior to the Company Stockholders Meeting, then the Escrow Agent shall deliver Ten Million Dollars ($10,000,000) of the Deposit and all interest thereon to the Company by wire transfer of immediately available funds in accordance with the first sentence of Section 8.2(l) and Fifteen Million Dollars ($15,000,000) of the Deposit and all interest thereon as follows: (A) in the event the Company does not close a transaction within twelve (12) months after such termination of this Agreement with the Person (or any Affiliate of such Person) that submitted or announced a Competing Proposal prior to the Company Stockholders Meeting, the Escrow Agent shall deliver Fifteen Million Dollars ($15,000,000) of the Deposit and all interest thereon to the Company by wire transfer of immediately available funds within five (5) Business Days of the twelve (12) month anniversary of such termination or (B) in the event the Company closes a transaction within twelve (12) months after such termination of this Agreement with the Person (or any Affiliate of such Person) that submitted or announced a Competing Proposal prior to the Company Stockholders Meeting, the Escrow Agent shall deliver the Fifteen Million Dollars ($15,000,000) of the Deposit and all interest thereon to the Parent by wire transfer of immediately available funds in accordance with Section 8.2(l).

(k) If this Agreement is terminated by the Parent or the Company pursuant to Section 8.1(b)(iv) and a Competing Proposal has been made in respect of Parent prior to the Parent Stockholders Meeting, then the Escrow Agent shall deliver the Deposit and all interest thereon to the Company by wire transfer of immediately available funds in accordance with the first sentence of Section 8.2(l) and if thereafter Parent closes a transaction within twelve (12) months after termination of this Agreement with a Person (or any Affiliate of such Person) that submitted or announced a Competing Proposal in respect of the Parent prior to the Parent Stockholders Meeting, then the Parent shall pay (or cause to be paid) to the Company by wire transfer of immediately available funds a fee of Fifteen Million Dollars ($15,000,000) within five (5) Business Days of the closing of such transaction.

(l) Other than as provided in the immediately following sentence, all payments required under this Section 8.2 shall be made within five (5) Business Days of termination of this Agreement. All payments required to be made by Parent as a consequence of the provisions of Section 8.2(k) and all payments required to be made by Company and the Escrow Agent as a consequence of the provisions of Section 8.2(j)(B) shall, notwithstanding anything set forth herein to the contrary, be required to be paid within five (5) Business Days of the closing of a the transactions specified in such provisions, as the case may be.

(m) If either party fails to pay to the other party any amount due under Section 8.2 in accordance with the provision of this Section 8.2, then the breaching party shall pay and reimburse the other party (i) for all costs and expenses (including reasonable and documented legal fees and expenses) of the other party in connection with all costs of collection and any actions, including without limitation the filing of any lawsuit or other legal action, taken to collect payment and (ii) interest on such unpaid amounts at the prime lending rate prevailing at such time, as published from time to time in The Wall Street Journal, from the date such amount was required to be paid until the date that the amount is actually received by the party entitled to such fee.

Section 8.3.  Effect of Termination.  In the event of termination of this Agreement by a party pursuant to Section 8.1, this Agreement shall thereupon terminate and become void and have no effect, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, except that (i) the provisions of Sections 6.9, 8.1, 8.2, Article IX and this Section 8.3 shall survive the termination of this Agreement and the parties shall remain liable for any payments thereunder and obligated to comply with any agreements or covenants thereunder, (ii) such termination shall not relieve any party of any liability for any breach of this

Agreement and (iii) upon such termination, the parties shall comply with all the provisions of each of the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing Date, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing.

Section 9.2  Assignment; Binding Effect.  This Agreement and the rights hereunder are not assignable (whether by operation of law or otherwise) unless such assignment is consented to in writing by each of Parent, Merger Sub and the Company and any attempt to make any such assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub, on the one hand, and the Company, on the other hand, may without such consent, assign in writing, directly or indirectly, their or its respective rights (but not their or its respective obligations) hereunder to any of their or its respective wholly owned Subsidiaries (provided that no such assignment shall relieve such parties of their obligations hereunder). Subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

Section 9.3  Choice of Law; Jurisdiction.

(a) The Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to conflict of laws principles.

(b) Each of the parties hereto (i) irrevocably consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery or any federal court located in the State of Delaware in the event any dispute arises out of or relates to this Agreement or any transaction contemplated hereby; (ii) agrees that all claims in respect of such Action may be heard and determined in any such court; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action relating to this Agreement or any transaction contemplated hereby in any court other than the Delaware Court of Chancery or any federal court sitting in the State of Delaware; and (v) waives any right to trial by jury with respect to any Action related to or arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Each of the parties further agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices by registered mail in Section 9.4. Nothing in this Section 9.3(b), however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 9.4  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered personally, when received, (b) if sent by cable, telecopy, telegram, email or facsimile (which is confirmed by the intended recipient), when sent, (c) if sent by overnight courier service, on the next Business Day after being sent, or (d) if mailed by certified or registered mail, return receipt requested, with postage prepaid, five Business Days after being deposited in the mail, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent, to:

Grubb & Ellis Company
c/o C. Michael Kojaian
Chairman of the Board
39400 Woodward Avenue
Suite 250
Bloomfield Hills, MI 48304

with a copy simultaneously and by like means to:

Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, NY 10022
Facsimile (212) 223-6433
Attn: Clifford A. Brandeis, Esq.

If to Company, to:

NNN Realty Advisors, Inc.
1551 North Tustin Avenue
Suite 300
Santa Ana, CA 92705
Facsimile: (714) 667-0315
Attn: Anthony W. Thompson, Chairman and
           Scott D. Peters, Chief Executive Officer and President

with a copy simultaneously and by like means to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
Facsimile: (404) 881-7777
Attn: Rosemarie Thurston, Esq.

Section 9.5  Headings.  The table of contents and headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 9.6  Entire Agreement.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter), the Company Confidentiality Agreement, the Parent Confidentiality Agreement and the Escrow Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties, both written and oral, with respect to the subject matter of such agreements; provided, however, that none of the foregoing shall supersede the terms and provisions of either of the Company Confidentiality Agreement or the Parent Confidentiality Agreement, each of which shall survive and remain in effect until expiration or termination thereof in accordance with their respective terms.

Section 9.7  Interpretation.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement.

(d) Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(e) Unless the context requires otherwise, the term “knowledge” means (i) with respect to the Company, the actual knowledge (without investigation) of the Persons listed in Section 9.7(e) of the Company Disclosure Letter and (ii) with respect to Parent and/or Merger Sub, the actual knowledge (without investigation)of the Persons listed in Section 9.7(e) of the Parent Disclosure Letter.

(f) Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(g) References in this Agreement to “dollars” or “$” are to U.S. dollars.

(h) Except as otherwise specifically provided herein, where any action is required to be taken on a particular day and such day is not a Business Day and, as a result, such action cannot be taken on such day, then this Agreement shall be deemed to provide that such action shall be taken on the first Business Day after such day.

(i) This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 9.8  Waiver and Amendment.  This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the holders of Company Common Stock or holders of the Parent Common Stock without such approval having been obtained. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.9  Counterparts; Facsimile or Electronic Signatures.  This Agreement may be executed in any number of original, facsimile or electronic counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties notwithstanding the fact that all of the parties are not signatory to the original or the same counterpart.

Section 9.10  Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder except that each D&O Indemnitee (or, if deceased, such individual’s estates, heirs, personal representatives, successors and assigns) shall have the right to enforce the obligations of Parent and the Surviving Corporation to such Persons solely with respect to and as set forth in Section 6.7.

Section 9.11  Severability.  If any term, covenant, restriction or provision of this Agreement or the application of any such term, covenant, restriction or provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term, covenant, restriction or provision hereof so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties shall engage in good faith negotiations to replace any term, covenant, restriction or provision which is declared invalid, illegal or unenforceable with a valid, legal and enforceable term, covenant, restriction or provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable term, covenant, restriction or provision which it replaces.

Section 9.12  Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur for which no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions and specific performance of the terms hereof, this being in addition to any other remedy at Law or in equity, without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in absence of a waiver, a bond or undertaking may be required by a court and the parties hereby waive any such requirement of such a bond or undertaking.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

Grubb & Ellis Company

By:	/s/ C. Michael Kojaian
Name: C. Michael Kojaian

Title:	Chairman of the Board

B/C Corporate Holdings, Inc.

By:	/s/ C. Michael Kojaian
Name: C. Michael Kojaian

Title:	Chairman of the Board

NNN Realty Advisors, Inc.

By:	/s/ Scott D. Peters
Name: Scott D. Peters

Title:	Chief Executive Officer and President